UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Carrizo Oil & Gas, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Notice of 2016 Annual Meeting

of Shareholders and Proxy Statement

Carrizo Oil & Gas, Inc.

Tuesday, May 17, 2016 at 9:00 a.m., Houston Time

Two Allen Center, The Forum, 1200 Smith Street, 12th Floor, Houston, Texas 77002

Carrizo Oil & Gas, Inc. 500 Dallas Street, Suite 2300 Houston, Texas 77002

April 4, 2016

Dear Fellow Shareholder:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. to be held at 9:00 a.m., Central time, on Tuesday, May 17, 2016, at Two Allen Center, The Forum, located at 1200 Smith Street, 12th Floor, Houston, Texas 77002.

For 2016, we are pleased to take advantage of the United States Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this delivery process will expedite shareholders’ receipt of proxy materials, lower costs and reduce the environmental impact of our annual meeting. On or about April 4, 2016, we will mail to our shareholders of record, as of March 21, 2016, a Notice of Annual Meeting of Shareholders, as well as a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials, including our proxy statement, form of proxy card and our 2015 Annual Report to Shareholders. The Notice of Internet Availability of Proxy Materials also provides instructions on how to receive a paper copy of the proxy materials, including a proxy card, by mail and how to vote.

The Notice of Annual Meeting of Shareholders, the Notice of Internet Availability of Proxy Materials and the proxy statement describe the matters to be acted upon during the meeting. We also encourage you to read our 2015 Annual Report to Shareholders.

We urge you to participate in the annual meeting and hope you will find it convenient to attend in person. Whether or not you expect to attend, we encourage you to vote promptly. It is important to assure representation of your shares at the meeting and the presence of a quorum. You may vote your shares by internet, by telephone or by mail. Instructions regarding all three methods of voting are provided in the Notice of Internet Availability of Proxy Materials and on the proxy card. If you hold your shares through an account with a broker, bank, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares.

Thank you for your ongoing support and continued interest in Carrizo Oil & Gas, Inc.

Sincerely,

S.P. Johnson IV

President and Chief Executive Officer

Notice of Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc.

Date:	Time:	Place:
Tuesday, May 17, 2016	9:00 a.m., Central time	Two Allen Center, The Forum, 1200 Smith Street, 12th Floor, Houston, Texas 77002

Items of Business

1.	To elect seven members to the Board of Directors to serve until the 2017 annual meeting of shareholders, until their successors are elected and qualified or until the earlier of their death, resignation or removal.

2.	To approve, in an advisory vote, the compensation of the Company’s named executive officers.

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

4.	To transact such other business as may properly come before the meeting.

The Company has fixed the close of business on March 21, 2016, as the record date for determining shareholders entitled to notice of, and to vote at, such meeting or any adjournment thereof.

You are cordially invited to attend the meeting in person. However, even if you plan to attend the meeting, you are requested to read the proxy materials and to vote by internet, by telephone or by mail using the instructions on the Notice of Internet Availability of Proxy Materials and on the proxy card, or in the manner prescribed by your broker or other nominee, as soon as possible. The proxy materials were first made available to shareholders on or about April 4, 2016.

By Order of the Board of Directors,

Marcus G. Bolinder

Corporate Secretary

April 4, 2016

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 17, 2016. Our proxy statement and the accompanying form of proxy are attached. Our financial and other information is contained in our 2015 Annual Report to Shareholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless specifically requested. This proxy statement and our 2015 Annual Report to Shareholders are available at www.proxyvote.com. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how shareholders may request to receive either printed or email proxy materials for future annual meetings.

Cast Your Vote Right Away

YOUR VOTE IS IMPORTANT: Whether you plan to attend the Annual Meeting or not, please vote your shares by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend in person, you may choose to vote your shares at that time even if you have previously voted your shares. Any proxy may be revoked by the submission of a later dated proxy or a written notice of revocation before close of the Annual Meeting.

Even if you plan to attend the Annual Meeting, please read this Proxy Statement with care and vote right away using any of the following methods. In all cases, have your proxy card or voting instructions accessible and follow the instructions. If your shares are held in the name of a broker or other nominee, follow the voting instructions you receive from such broker or other nominee to vote your shares.

BY INTERNET USING YOUR COMPUTER	BY TELEPHONE	BY MAILING YOUR PROXY CARD

Visit 24/7 www.proxyvote.com	Dial toll-free 24/7 1-800-690-6903 or the number provided by your broker or other nominee	Cast your ballot, sign your proxy card and send by free post

i	CARRIZO OIL & GAS

2016 PROXY STATEMENT	ii

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Carrizo Oil & Gas, Inc., a Texas corporation (the “Company,” “Carrizo” or “we”), for use at its 2016 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m., Central time, on Tuesday, May 17, 2016, at Two Allen Center, The Forum, located at 1200 Smith Street, 12th Floor, Houston, Texas 77002, and any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and as described below.

Why did you provide these proxy materials to me?

We are providing these proxy materials to you because you were either a registered holder or the beneficial owner of issued and outstanding shares of capital stock of the Company at the close of business on the record date and therefore you or your broker or other nominee are entitled to receive notice of, and to vote on all matters at, the Annual Meeting and any adjournments thereof. This proxy statement describes matters on which we would like you, as a shareholder, to vote. It also gives you information on these matters so that you can make an informed decision.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the matters outlined in the Notice of Annual Meeting of Shareholders, including the election of seven director nominees, a non-binding shareholder advisory vote to approve the compensation of the Company’s named executive officers, and ratification of the selection of the Company’s independent registered public accounting firm. Also, management will be available to respond to questions from shareholders.

What matters will be considered at the Annual Meeting?

At the Annual Meeting, you will be voting on three proposals:

Proposal 1. To elect seven members to the Board of Directors to serve until the 2017 annual meeting of shareholders, until their successors are elected and qualified or until the earlier of their death, resignation or removal.

Proposal 2. To approve, in an advisory vote, the compensation of the Company’s named executive officers.

Proposal 3. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

How does the Board recommend that I vote?

Proposal 1. The Board of Directors recommends that shareholders vote “FOR” the election of the seven nominees for director.

Proposal 2. The Board of Directors recommends that shareholders vote “FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.

Proposal 3. The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

1	CARRIZO OIL & GAS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

What vote is required for a proposal to be approved?

Proposal 1. The affirmative vote of a majority of the votes cast by holders entitled to vote at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of votes” cast means the number of votes cast “FOR” the election as a director of such nominee exceeds the number of votes cast “AGAINST” such nominee. See also “Corporate Governance and Board Matters—Majority Vote in Director Elections” for additional information regarding election of directors.

Proposal 2. The affirmative vote of a majority of the votes cast by holders entitled to vote at the Annual Meeting is required to approve, on an advisory basis,

the proposal relating to the advisory vote on the executive compensation of the Company’s named executive officers. As an advisory vote, the shareholders’ vote on this proposal is not binding on our Board of Directors or the Company. However, we expect that the Compensation Committee will review the voting results on such proposal and give consideration to the outcome when making future decisions regarding compensation of the named executive officers.

Proposal 3. The affirmative vote of a majority of the votes cast by holders entitled to vote at the Annual Meeting is required to approve the proposal relating to ratification of the Company’s independent registered public accounting firm.

What is a proxy and how will my proxy be voted? What is a proxy statement?

A proxy is another person or entity that you legally designate to vote your shares. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy.

A proxy statement is a document that the United States Securities and Exchange Commission (“SEC”) requires that we make available to you when we ask you to vote your shares at the Annual Meeting.

Why did I receive a one-page Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials, we may furnish proxy materials, including this proxy statement, our form of proxy card and our 2015 Annual Report to Shareholders, by providing access to such documents on the Internet. Therefore, on or about April 4, 2016, a Notice of Internet Availability of Proxy Materials was mailed to each shareholder of record as of the close of business on March 21, 2016, the record date, instructing them as to how they may access and review all of the proxy materials on the Internet. The Notice of Internet Availability of Proxy Materials also instructs how to submit a proxy on the Internet, by telephone or by mail. Most shareholders will not receive printed copies of the proxy materials unless they request them, in which case printed copies of the proxy materials will be provided at no charge.

Any shareholder may request to receive proxy materials in printed form by mail or electronically by e-mail for this year and on an ongoing basis by following the instructions set forth in the Notice of Internet Availability of Proxy Materials. Choosing to receive future proxy materials on an ongoing basis by e-mail will save us the cost of printing and delivering documents to shareholders and will reduce the environmental impact of our annual meetings. A shareholder’s election to receive proxy materials by e-mail will remain in effect until the shareholder terminates the election.

2016 PROXY STATEMENT	2

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

Why didn’t I receive a Notice of Internet Availability of Proxy Materials in the mail?

We are providing paper copies of the proxy materials to some of our shareholders, including shareholders who have previously requested paper copies of the proxy materials. In addition, we are providing the proxy materials by e-mail to those shareholders who have previously elected delivery of the proxy materials electronically. Those shareholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website at www.proxyvote.com.

Who is entitled to vote at the Annual Meeting?

The holders of record of the issued and outstanding shares of capital stock of the Company at the close of business on the record date may vote on all matters at the Annual Meeting and any adjournments thereof.

On the record date, 58,778,230 shares of common stock, par value $0.01 per share (“Common Stock”) of the Company were issued and outstanding. No other class of stock is outstanding.

What is the record date and what does it mean?

The record date for the annual meeting is March 21, 2016. The record date is the date on which a shareholder must own shares as of record in order to be eligible for notice of, and to vote at, an annual meeting. The record date is fixed by the Board of Directors in accordance with Texas law.

What are the voting rights of the holders of Common Stock?

Each share of Common Stock is entitled to one vote on each matter submitted to a vote of shareholders. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed as election inspectors for the Annual Meeting.

How do I vote my shares?

Shareholders that are entitled to vote at the Annual Meeting may do so in person at the Annual Meeting or by proxy submitted by Internet, by telephone or by mail using the instructions set forth on the Notice of Internet Availability of Proxy Materials.

Shareholder of Record. If you are a shareholder of record, you may vote in person at the Annual Meeting or you can give a proxy to be voted at the meeting, over the telephone, by Internet, or by mailing in a proxy card. Please refer to the specific voting instructions set forth on the Notice of Internet Availability of Proxy Materials. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Street Name Holder. If, like most of our shareholders, you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee will enclose, or explain how you can access, a voting instruction card for you to use in directing the broker or other nominee how to vote your shares. Since a beneficial owner is the shareholder of record, if you are a “street name” holder, you may vote your shares in person at the Annual Meeting only if you obtain a signed proxy from your broker or other nominee giving you a right to vote the shares.

What is the difference between a shareholder of record and a “street name” holder?

Shareholder of Record. If your shares are registered directly in your name with Wells Fargo Shareowner Services, the Company’s stock transfer agent, you are considered the “shareholder of record,” or a registered holder, with respect to those shares.

Street Name Holder. If, like most of our shareholders, your shares are held in a stock brokerage account, by a bank, fiduciary or other custodian, or by another nominee, you are considered the beneficial owner of these shares, and your shares are held in ‘‘street name.’’ In this case, such broker or other nominee is considered the shareholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct your broker or other nominee on how to vote the shares held in your account. If you hold your shares through a broker or other nominee we recommend that you follow the directions provided by your broker or other nominee to provide voting instructions.

3	CARRIZO OIL & GAS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

How many shares must be present or represented in order to hold and transact business at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting constitutes a quorum, which is required to transact business at the Annual Meeting. Proxies indicating “abstentions” and shares represented by

“broker non-votes” will be counted for purposes of determining whether there is a quorum at the Annual Meeting. The persons appointed as election inspectors will determine whether a quorum exists.

What are broker non-votes and how will they affect the vote on a proposal?

A “broker non-vote” occurs when a broker or other nominee returns a valid proxy card without voting on such proposal because they did not receive voting instructions from the street name owner and do not have discretionary authority to vote the shares on a particular proposal. Shares represented by broker non-votes will not be voted on any proposal for which the broker or other nominee does not have discretionary authority to vote. Such shares will be disregarded in the calculation of “votes cast” with respect to such proposal and therefore will have no effect on the outcome of that proposal (even though those shares may be considered entitled to vote or be voted on other proposals). Under applicable rules, brokers or other nominees have discretionary voting power with respect to matters that are considered routine, but not with respect to non-routine matters. A broker or other nominee cannot vote without instructions on non-routine matters, therefore there may be broker non-votes on any such proposals.

The proposals relating to the election of directors and the advisory vote on executive compensation are non-routine proposals for which the broker or other nominee does not have discretionary authority to vote their customers’ shares under applicable NASDAQ Stock Market Rules and therefore will have no effect on the outcome.

If you do not instruct your broker or other nominee how to vote your shares, then they may vote your shares in their discretion on any matter for which they have discretionary authority under applicable NASDAQ Stock Market Rules. The proposal relating to the ratification of the Company’s independent registered public accounting firm is a routine proposal for which the broker or other nominee has discretionary authority to vote their customers’ shares under applicable NASDAQ Stock Market Rules.

What are abstentions and how will they affect the vote on a proposal?

An “abstention” occurs when the beneficial owner of shares is present, in person or by proxy, and entitled to vote at the meeting (or when a broker or other nominee holding shares for a beneficial owner is present and entitled to vote at the meeting), but such person refrains from voting as to a particular proposal by indicating that he or she “abstains” as to that proposal. Abstentions will not be counted as votes cast for the election of directors at the Annual Meeting and therefore will have no effect on the election of any nominee. With respect to the proposals relating to the advisory vote on the executive compensation of the Company’s named executive officers and the ratification of the Company’s independent registered public accounting firm, holders that expressly “ABSTAIN” from voting with respect to such proposals will have the same effect as a vote “AGAINST” the proposal.

What happens if I do not specify how I want my shares voted?

As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable, (1) “FOR” the election as a director of each nominee listed in this proxy statement; (2) “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers; (3) “FOR” the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and (4) in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting.

2016 PROXY STATEMENT	4

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

Are there any other matters to be acted upon at the Annual Meeting?

As of the date of this proxy statement, the Board of Directors is not aware of any matters that may be brought before the Annual Meeting other than those described above. By submitting a proxy by internet, by telephone or by mail using the instructions on the Notice of Internet Availability of Proxy Materials, you give to the persons named in the form of proxy or their substitutes discretionary voting authority with respect to any other business that may properly come before the Annual Meeting, and they intend to vote with respect to any such matters in accordance with their best judgment.

Can I change my mind?

Shareholder of Record. A shareholder of record giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering written notice to the Corporate Secretary of the Company or by delivering a properly executed proxy bearing a later date. A shareholder of record who attends the Annual Meeting may, if he or she wishes, vote by ballot at the Annual

Meeting and that vote will cancel any proxy previously given. Attendance at the Annual Meeting will not in itself, however, constitute the revocation of a proxy.

Street Name Holder. If you hold your shares in “street name,” you should follow the directions provided by your broker or other nominee regarding how to revoke your proxy.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the persons appointed as election inspectors and published within four business days, via a Form 8-K filed with the SEC and available to the public at the SEC’s internet site at www.sec.gov, following the conclusion of the Annual Meeting.

5	CARRIZO OIL & GAS

CORPORATE GOVERNANCE AND
BOARD MATTERS

Our Corporate Governance Practices

The Board of Directors and our Nominating and Corporate Governance Committee periodically review our governance practices and regulatory or legislative initiatives related thereto, and adopt practices that enhance our governance and risk profile, including:

•	Annual election of all directors.

•	Majority Vote Standard. The Board has adopted a bylaw amendment requiring a majority voting standard for the election of directors in uncontested elections and related policies regarding director resignation.

•	Separate Chairman of the Board and CEO.

•	Independent Board. Five of the seven members of our Board are independent.

•	Lead Independent Director.

•	Independent Board Committees. Each of the Audit, Compensation and Nominating and Corporate Governance committees of the Board is comprised entirely of independent directors.

•	Committee Charters. Each standing committee operates under a written charter that has been approved by the Board.
•	Independent Directors Meet Without Management and Non-Independent Directors.

•	Minimum Stock Ownership Guidelines. Each named executive officer and non-employee directors of the Company must continually own a minimum number of Company shares as set forth below:

Position	Ownership Guidelines
Chief Executive Officer	5x annual base salary
Chief Financial Officer	5x annual base salary
All other Named Executive Officers	3x annual base salary
Non-Employee Directors	3x annual cash retainer

•	No Hedging Company Securities. No named executive officers or non-employee director of the Company may hedge Carrizo Oil & Gas, Inc. securities, including publicly traded options, puts, calls and short sales.

Leadership Structure

The Board of Directors believes our Company’s current leadership structure, with Mr. S.P. Johnson IV serving as Chief Executive Officer, Mr. Steven A. Webster serving as Chairman of the Board and Mr. F. Gardner Parker serving as Lead Independent Director, is the optimal structure for the Company at this time. From the time that we became a publicly traded company in 1997, the roles of Chairman of the Board and Chief Executive Officer have been held by separate individuals. We believe it is the Chief Executive Officer’s responsibility to lead the Company and the Chairman’s responsibility to lead the Board of Directors. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a separate Chairman who has the responsibility of leading the Board. In addition, by having another director serve as Chairman of the Board, our Chief Executive Officer is able to focus his energy on leading the Company.

Our bylaws provide that the Lead Independent Director will coordinate and moderate executive sessions of the

Board of Director’s independent members and serve as the principal liaison between the Chief Executive Officer and the independent directors on topics or issues as requested by a majority of the independent directors, any committee of the Board of Directors or the entire Board of the Directors. Our Lead Independent Director can also call meetings of independent directors.

We believe our Chief Executive Officer and our Chairman have an excellent working relationship. We believe this relationship and separation provides strong leadership for the Board of Directors, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our employees and other stakeholders. Although the Board has determined that Mr. Webster is not independent under applicable NASDAQ Stock Market Rules, the Board believes that this conclusion does not prevent Mr. Webster from exercising effective leadership in his role as Chairman of the Board and is, in any event, in the best interests of the Company.

2016 PROXY STATEMENT	6

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The Board has determined that Mr. Parker, Mr. Thomas L. Carter, Jr. , Mr. Robert F. Fulton, Mr. Roger A. Ramsey and Mr. Frank A. Wojtek are “independent directors” within the meaning of NASDAQ Listing Rule 5605(a)(2). In making this determination, the Board took into account the transactions between the Company and affiliates of Black Stone Minerals, L.P. described in “Related Party Transactions—Certain Matters Regarding Mr. Carter.” The Board determined that these transactions did not result in a relationship that interferes with the exercise of Mr. Carter’s independent judgment in carrying out the responsibilities of a director of the Company and therefore did not preclude a finding that Mr. Carter is independent. Mr. Fulton serves on the Board of Directors for Basic Energy Services, Inc., an oilfield service provider that performed services for the Company during 2015. The Board also determined that this arrangement did not result in a relationship that interferes with the exercise of Mr. Fulton’s independent judgment in carrying out the responsibilities of a director of the Company and therefore did not preclude a finding that Mr. Fulton is independent.

Committees of the Board of Directors, Composition and Meetings

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The table below provides the current composition of each standing committee of the Board:

Name	Audit	Compensation	Nominating and Corporate Governance
Thomas L. Carter, Jr.	Member		Chairman
Robert F. Fulton		Member	Member
F. Gardner Parker	Chairman	Member
Roger A. Ramsey	Member	Chairman
Frank A. Wojtek			Member
Number of Committee Meetings Held in 2015	4	2	3

Audit Committee

The primary responsibilities of the Audit Committee are to oversee the accounting and financial reporting processes and audit of the financial statements of the Company and to assist the Board of Directors in monitoring (i) the integrity of the financial statements, (ii) the performance, independence and qualifications of the independent registered public accounting firm, (iii) the performance of the Company’s internal audit function, and (iv) the Company’s compliance with legal and regulatory requirements. The Audit Committee has sole authority to approve all engagement fees and terms of the independent registered public accounting firm and to establish policies and procedures for pre-approval of audit and non-audit services. The Audit Committee also reviews and discusses the annual audited financial statements, the quarterly unaudited financial statements and internal control over financial reporting with management and the independent registered public accounting firm. A copy of the Audit Committee Charter may be found on our website at www.carrizo.com.

The Board has determined that all of the members of the Audit Committee satisfy the independence standards under the NASDAQ Listing Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that Mr. Parker is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Mr. Parker is a certified public accountant and served as partner in a major accounting firm.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Compensation Committee

The primary responsibilities of the Compensation Committee are (i) to review and approve the compensation of the Chief Executive Officer and our other named executive officers and (ii) to oversee and advise the Board on the policies that govern our compensation programs. The Compensation Committee has the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel, compensation consultants or other experts or consultants, as it deems appropriate, without seeking approval of the Board of Directors or management. The Compensation Committee retained the independent compensation consulting firm of Longnecker & Associates (“Longnecker”) to provide the Compensation Committee with market data and recommendations regarding our executive and director compensation programs. Longnecker provided input when the Compensation Committee considered compensation of the named executive officers in the first quarters of 2015 and 2016. Our Chief Executive Officer annually reviews the performance of our named executive officers, other than himself, and makes recommendations to the Compensation Committee regarding base salary adjustments, annual bonuses and long-term incentive awards for such other named executive officers.

The Compensation Committee has been appointed by the Board of Directors to administer the Incentive Plan of Carrizo Oil & Gas, Inc., as amended (the “Incentive Plan”) and the Carrizo Oil & Gas, Inc. Cash-Settled Stock Appreciation Rights Plan (the “Cash SAR Plan”), subject in some cases to action by the full Board. The Board of Directors has designated a special stock award committee of the Board consisting solely of Mr. Johnson to determine whether and how much to award certain eligible participants, excluding “officers” (as defined in Rule 16a-1 promulgated under Section 16 of the Exchange Act) and directors, shares of restricted stock, restricted stock units, options and stock appreciation rights under the Incentive Plan and the Cash SAR Plan, up to an aggregate of 15,000 shares per quarterly calendar period. A copy of the Compensation Committee Charter may be found on our website at www.carrizo.com.

Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee include identifying, evaluating and recommending, for the approval of the entire Board of Directors, potential candidates to become members of the Board of Directors, recommending membership on standing committees of the Board of Directors, developing and recommending to the entire Board of Directors corporate governance principles and practices for the Company and assisting in the implementation of such policies, and assisting in the identification, evaluation and recommendation of potential candidates to become officers of the Company. The Nominating and Corporate Governance Committee reviews the Company’s Code of Ethics and Business Conduct and its enforcement and reviews and recommends to the Board whether waivers should be made with respect to such Code. A copy of the Nominating and Corporate Governance Committee Charter may be found on our website at www.carrizo.com.

Meetings and Attendance

The Board of Directors held five meetings during 2015 and transacted business on four occasions during the year by unanimous written consent. During 2015, each director attended at least 75% of the aggregate of the total number of Board of Directors’ meetings and of meetings of committees of the Board of Directors on which he served that were held during his service on the Board of Directors.

Non-employee directors ordinarily meet in executive session without management present at most regularly scheduled Board meetings. Additionally, the independent directors periodically meet without management or non-

independent directors present at regularly scheduled Board meetings and may meet at other times at the discretion of the Lead Independent Director, a majority of the independent directors, any committee of the Board of Directors or the entire Board of the Directors.

The Company does not have a policy regarding director attendance at annual meetings of shareholders. All of the Company’s directors attended the 2015 Annual Meeting of Shareholders.

2016 PROXY STATEMENT	8

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board’s Role in Risk Oversight

The Board of Directors generally oversees risk management, and the Chief Executive Officer and other members of executive management generally manage the material risks that we face. The Board of Directors focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the Board’s risk tolerance.

Responsibility for risk oversight generally rests with the entire Board of Directors. Risks falling within this area would include but are not limited to business ethics, general business and industry risks, operating risks and financial risks. We have not concentrated responsibility for all risk management in a single risk management officer, but rather rely on various executive and other management personnel to understand, assess, mitigate and generally manage material risks that we face in various areas including capital expenditure plans, liquidity, operations and health, safety and environmental. These personnel report to the Board of Directors, as appropriate, regarding material risks and our management of those risks. The Board of Directors monitors the risk management information provided to it and provides feedback to management from time to time.

The standing committees of the Board assist the Board of Directors in managing specific risk areas. The Audit Committee assists the Board of Directors in oversight of the integrity of the Company’s financial statements and various matters relating to our publicly available financial information and our internal and independent auditors. The Audit Committee also evaluates related party transactions and potential conflicts of interest. The Audit Committee receives information from our employees and others regarding public disclosure, our internal controls over financial reporting and material violations of law. Certain risks associated with our governance fall within the authority of the Nominating and Corporate Governance Committee, which is responsible for evaluating independence of directors and Board candidates. Risks associated with retaining and incentivizing management fall within the scope of the authority of the Compensation Committee, which assists the Board of Directors in reviewing and administering compensation, benefits, incentive and equity-based compensation plans. These committees receive reports from management periodically regarding management’s assessment of risks and report regularly to the full Board of Directors.

Majority Vote in Director Elections

On February 17, 2015, the Board of Directors amended the Company’s current bylaws to implement a majority voting standard in uncontested director elections. Pursuant to the these amendments, in an election of directors at a meeting of shareholders at which a quorum is present, (i) if the number of nominees exceeds the number of directors to be elected (a “contested election”), the members of the Board of Directors that are elected by shareholders will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at such meeting and (ii) in an election of directors that is not a contested election (an “uncontested election”), the members of the Board of Directors that are elected by shareholders shall be elected by a majority of the votes cast by the holders of shares entitled to vote in the election of directors at such meeting. For purposes of the bylaws, in an uncontested election of directors a “majority of votes cast” shall mean that the number of shares voted “for” a director exceeds the number of votes cast “against” that director.

In connection with these bylaw amendments, the Board of Directors amended the Company’s Code of Ethics and Business Conduct to provide that, as a condition to being nominated to continue to serve as a director, whether by the Board of Directors or by shareholder, an incumbent director nominee will agree that if such incumbent director nominee fails to receive the required vote for election to the Board of Directors at the next meeting of the shareholders of the Company at which such nominee faces re-election, he or she will submit to the Board of Directors an irrevocable letter of resignation that would be effective upon, and only in the event that the Board of Directors accepts, such resignation.

The Board of Directors will decide whether to accept or reject such resignation, or whether other action should be taken, taking into account the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors and will publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.

9	CARRIZO OIL & GAS

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Ethics and Business Conduct

The Nominating and Corporate Governance Committee developed and recommended to the Board a Code of Ethics and Business Conduct, which the Board has adopted. The Code of Ethics and Business Conduct is applicable to all employees, officers and directors and satisfies the requirements of NASDAQ Listing Rule 5610. Any waiver of, or amendment to, the Code of Ethics and Business Conduct of the Company may be approved only by the Board and will be promptly disclosed as required by law, the regulations of the SEC, and the NASDAQ Stock Market Rules. Such waivers will be disclosed promptly by posting to our website. The Nominating and Corporate Governance Committee also reviews and may recommend to the Board waivers of, or amendments to, the Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct is available on the Company’s website at www.carrizo.com.

Shareholder Communication with the Board of Directors

Shareholders may communicate with the Board by submitting their communications in writing, addressed to the Board as a whole or, at the election of the shareholder, to one or more specific directors, c/o Corporate Secretary, Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002.

The Audit Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Shareholders who wish to submit a complaint under these procedures should submit the complaint in writing to: F. Gardner Parker, Chairman of the Audit Committee, Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002. The Company also has a hotline by which employees can confidentially communicate illegal and unethical activities including concerns or complaints regarding the matters noted above. The phone number is 877-888-0002.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the last completed fiscal year were Messrs. Fulton, Parker and Ramsey. There are no matters relating to interlocks or insider participation that we are required to report.

2016 PROXY STATEMENT	10

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting the long-term interests of the Company. The Board of Directors possesses and exercises oversight authority over our business, but, subject to our governing documents and applicable law, delegates day-to-day management of the Company to our Chief Executive Officer and our executive management.

Director Nominations Process

In assessing the qualifications of candidates for director, the Nominating and Corporate Governance Committee considers, in addition to qualifications set forth in the Company’s bylaws, each potential nominee’s personal and professional integrity, experience, reputation, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of the Company and its shareholders. The Nominating and Corporate Governance Committee also considers requirements under the listing standards of the NASDAQ Stock Market for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations. The Nominating and Corporate Governance Committee makes recommendations to the Board, which in turn makes the nominations for consideration by the shareholders.

Suggestions for potential nominees for director can come to the Nominating and Corporate Governance Committee from a number of sources, including incumbent directors, officers, executive search firms and others. The extent to which the Nominating and Corporate Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Nominating and Corporate Governance Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board of Directors, and is at the Nominating and Corporate Governance Committee’s discretion. Recognizing the contribution of incumbent directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole, the Nominating and Corporate Governance Committee reviews each incumbent director’s qualifications to continue on the Board in connection with the selection of nominees to take office when that director’s term expires, and conducts a more detailed review of each director’s suitability to continue on the Board following expiration of the director’s term.

In addition, the Nominating and Corporate Governance Committee’s policy is that it will consider candidates for the Board recommended by shareholders. Any such recommendation should include the candidate’s name and qualifications for Board membership and should be submitted in writing to the Corporate Secretary, Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002, along with:

•	a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

•	a statement that the writer is a shareholder of the Company and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	the financial and accounting background of the candidate, to enable the Nominating and Corporate Governance Committee to determine whether the candidate would be suitable for Audit Committee membership; and

•	detailed information about any relationship or understanding between the proposing shareholder and the candidate.

Although the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders, it may determine not to recommend that the Board, or the Board may determine not to, nominate those candidates for election to the Board of Directors.

Our Code of Ethics and Business Conduct provides that as a condition to being nominated to continue to serve as a director, whether by the Board or by a shareholder, an incumbent director nominee must agree that if such incumbent director nominee fails to receive the required vote for election to the Board at the next meeting of the shareholders of the Company at which such nominee faces re-election, he or she will submit to the Board an irrevocable letter of resignation that would be effective upon, and only in the event that the Board accepts, such resignation.

11	CARRIZO OIL & GAS

PROPOSAL 1. ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee considers diversity in identifying nominees for director and endeavors to have a Board representing diverse experience in areas that will contribute to the Board’s ability to perform its roles relating to oversight of the Company’s business, strategy and risk exposure worldwide. For example, the Nominating and Corporate Governance Committee takes into account, among other things, the diversity of business, leadership and personal experience of Board candidates and determines how that experience will serve the best interests of the Company.

Director Nominees

The Board of Directors has nominated for election as directors at the annual meeting the seven nominees named below. If elected, each nominee will serve until the 2017 Annual Meeting of Shareholders or until their successors have been elected and qualified or until their death, resignation or removal.

The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies on the enclosed proxy card, in the absence of contrary instructions by shareholders, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors.

Each nominee brings a strong and unique background and set of skills to the Board of Directors, giving the Board of Directors as a whole, competence and experience in a wide variety of areas, including corporate governance and board service, executive management, corporate finance and financial markets, investment, the oil and gas industry, and civic leadership. Information regarding the business experience and qualifications of each nominee is provided below. All nominees are currently serving as directors and are standing for re-election.

Board Recommendation

The Board of Directors recommends that shareholders vote “FOR” the election of the seven nominees for director.

2016 PROXY STATEMENT	12

PROPOSAL 1. ELECTION OF DIRECTORS

S.P. Johnson IV Age: 60 Director Since: 1993

Principal Occupation

President and Chief Executive Officer, Carrizo Oil & Gas, Inc.

Recent Business Experience

Mr. Johnson has served as our President and Chief Executive Officer since December 1993. Prior to that, he worked for Shell Oil Company for 15 years, where his managerial positions included Operations Superintendent, Manager of Planning and Finance and Manager of Development Engineering. Mr. Johnson is a Registered Petroleum Engineer and holds a B.S. in Mechanical Engineering from the University of Colorado.

Other Current Public Company Directorships

Basic Energy Services, Inc.

Public Company Directorships Within the Past Five Years

Pinnacle Gas Resources, Inc.
(nka Summit Gas Resources, Inc.)

Reasons for Nomination

Mr. Johnson brings to the Board of Directors extensive experience in oil and gas exploration and production and the energy industry through his roles at the Company and other energy companies. He also brings to the Board extensive knowledge of the Company by virtue of his being a co-founder and long-time director and President and Chief Executive Officer of the Company. Mr. Johnson’s current employment agreement with the Company provides that he will be a director. For more information regarding his employment agreement, please read “Executive Compensation - Employment Agreements.”

Steven A. Webster Age: 64 Director Since: 1993

Principal Occupation

Co-Managing Partner and Co-Chief Executive Officer, Avista Capital Holdings, LP

Recent Business Experience

Mr. Webster has been the Chairman of our Board of Directors since June 1997. Mr. Webster has served as Co-Managing Partner of Avista Capital Partners LP, a private equity firm focused on investments in the energy, healthcare and other business sectors, since he co-founded the firm in July 2005. From January 2000 until June 2005, Mr. Webster served as the Chairman of Global Energy Partners, Ltd., an affiliate of CSFB Private Equity, which made private equity investments in the energy business. From December 1997 to May 1999, Mr. Webster was the Chief Executive Officer and President of R&B Falcon Corporation, an offshore drilling contractor, and prior to that, was Chairman and Chief Executive Officer of Falcon Drilling Company, which he founded in 1988. Mr. Webster holds an M.B.A. from Harvard Business School where he was a Baker Scholar. He also holds a B.S. in Industrial Management and an Honorary Doctorate in Management from Purdue University.

Other Current Public Company Directorships

Basic Energy Services, Inc. (Chairman)
Camden Property Trust Era Group Inc.
Oceaneering International, Inc.

Public Company Directorships Within the Past Five Years

Geokinetics, Inc.
Hercules Offshore, Inc.
Hi-Crush Partners LP
SEACOR Holdings, Inc.

Reasons for Nomination

Mr. Webster brings to the Board of Directors experience in, and knowledge of, the energy industry, knowledge of the Company as a co-founder and long-time director, business leadership skills from his tenure as chief executive officer of publicly traded companies and his over 30-year career in private equity and investment activities, and experience as a director of several other public and private companies.

13	CARRIZO OIL & GAS

PROPOSAL 1. ELECTION OF DIRECTORS

F. Gardner Parker Independent Age: 74 Director Since: 2000 Committees: Audit (Chair) and Compensation

Principal Occupation

Private Investor

Recent Business Experience

Mr. Parker has been the Lead Independent Director of our Board of Directors since May 2012. Mr. Parker has been a private investor since 1984. Prior to that, he worked with Ernst & Ernst (now Ernst & Young LLP) for 14 years, seven of which he served as a partner. In the private sector, Mr. Parker is Chairman of the Board of Edge Resources Ltd, an Energy capital fund and Norton Ditto, a men’s clothing retailer. He is a graduate of The University of Texas at Austin and is board certified by the National Association of Corporate Directors. Mr. Parker is also a 2011 National Association of Corporate Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors-a rigorous suite of courses spanning leading practices for boards and committees-and he supplements his skill sets through ongoing engagement with the director community and access to leading practices.

Other Current Public Company Directorships

Camden Property Trust
Sharps Compliance Corp. (Chairman)

Public Company Directorships Within the Past Five Years

Hercules Offshore, Inc.
Pinnacle Gas Resources, Inc
(nka Summit Gas Resources, Inc.)
Triangle Petroleum Corporation

Reasons for Nomination

Mr. Parker brings to the Board of Directors an extensive background in accounting and tax matters, experience as a director on the boards and audit committees of numerous public and private companies, and financial experience through his involvement in structuring private and venture capital investments for the past 30 years.

Thomas L. Carter, Jr. Independent Age: 64 Director Since: 2005 Committees: Audit and Nominating and Corporate Governance (Chair)

Principal Occupation

Chairman and Chief Executive Officer,
Black Stone Minerals, L.P.

Recent Business Experience

Mr. Carter has served as President, Chief Executive Officer and Chairman of the general partner of Black Stone Minerals, L.P., a publicly traded mineral acquisition and management company (“BSM”), since its formation in 2014. Mr. Carter is the founder of Black Stone Minerals Company, L.P. (“BSMC”), BSM’s predecessor, and has served as President, Chief Executive Officer and Chairman of its general partner since 1998. Mr. Carter served as Managing General Partner of W.T. Carter & Bro. from 1987 to 1992 and Black Stone Energy Company from 1980 to present, both of which preceded BSMC’s general partner. Mr. Carter founded Black Stone Energy Company, BSMC’s operating and exploration subsidiary, in 1980. From 1978 to 1980, Mr. Carter served as a lending officer in the Energy Department of Texas Commerce Bank in Houston, Texas, after serving in various other roles from 1975. He has served as a Trustee at Episcopal High School in Houston, Texas since 2004, and as a Trustee of St. Edward’s University since 2009. Mr. Carter has been a trustee of a nonprofit since 1998, and was elected to a four-year term as president of the board of trustees of the nonprofit in 2013. Mr. Carter also serves on the University of Texas at Austin Internal Audit Committee, the University Lands Advisory Board, and the Ripley Foundation board. Mr. Carter received M.B.A. and B.B.A. degrees from the University of Texas at Austin.

Other Current Public Company Directorships

Black Stone Minerals, L.P.

Public Company Directorships Within the Past Five Years

None

Reasons for Nomination

Mr. Carter brings to the Board of Directors extensive knowledge of the oil and gas exploration and production business and knowledge of accounting and finance.

2016 PROXY STATEMENT	14

PROPOSAL 1. ELECTION OF DIRECTORS

Robert F. Fulton Independent Age: 64 Director Since: 2012 Committees: Compensation and Nominating and Corporate Governance

Principal Occupation

Retired

Recent Business Experience

Mr. Fulton served as President and Chief Executive Officer of Frontier Drilling ASA, an offshore oil and gas drilling and production contractor, from September 2002 through July 2010. From December 2001 to August 2002, Mr. Fulton managed personal investments. Prior to December 2001, Mr. Fulton spent most of his business career in the energy service and contract drilling industry. He served as Executive Vice President and Chief Financial Officer of Merlin Offshore Holdings, Inc. from August 1999 until November 2001. From 1998 to June 1999, Mr. Fulton served as Executive Vice President of Finance for R&B Falcon Corporation, during which time he was instrumental in effecting the merger of Falcon Drilling Company with Reading & Bates Corporation to create R&B Falcon Corporation and the merger of R&B Falcon Corporation with Cliffs Drilling Company. He graduated with a B.S. degree in Accountancy from the University of Illinois and an M.B.A. in finance from Northwestern University.

Other Current Public Company Directorships

Basic Energy Services, Inc.

Public Company Directorships Within the Past Five Years

None

Reasons for Nomination

Mr. Fulton brings to the Board of Directors extensive knowledge of the oil and gas exploration and production business and accounting and finance gained through his roles in executive positions at numerous public and private companies.

Roger A. Ramsey Independent Age: 77 Director Since: 2004 Committees: Audit and Compensation (Chair)

Principal Occupation

Retired

Recent Business Experience

Mr. Ramsey served as Managing Partner of Ramjet Capital Ltd., a private investment firm, from 1999 through January 2013. He served as the Chairman and Chief Executive Officer of MedServe, Inc., a privately held medical waste disposal and treatment company, from 2004 through December 2009. He served as Chairman of the Board of Allied Waste Industries, Inc., a waste recycling, transportation and disposal company, from October 1989 through his retirement in December 1998, and Chief Executive Officer of that company from October 1989 through July 1997. Beginning in 1960, Mr. Ramsey, a certified public accountant, was employed by the international accounting firm of Arthur Andersen LLP. In 1968, Mr. Ramsey co-founded Browning-Ferris Industries, Inc., a waste management company, and served as its Vice President and Chief Financial Officer until 1978. Mr. Ramsey also served as a director of WCA Waste Corporation, a waste management company, from June 2004 through March 2012 when the company was taken private. Mr. Ramsey is currently a member of the Board of Trustees at Texas Christian University.

Other Current Public Company Directorships

None

Public Company Directorships Within the Past Five Years

WCA Waste Corporation

Reasons for Nomination

Mr. Ramsey brings to the Board of Directors experience and perspective as chief executive officer of several publicly traded and private companies and knowledge of accounting and finance as a director of several public and private companies.

15	CARRIZO OIL & GAS

PROPOSAL 1. ELECTION OF DIRECTORS

Frank A. Wojtek Independent Age: 60 Director Since: 1993 Committees: Nominating and Corporate Governance

Principal Occupation

President and Director, A-Texian Compressor, Inc.

Recent Business Experience

Mr. Wojtek is currently the President and Director of A-Texian Compressor, Inc., a natural gas compression services company, and has served in various capacities with that company since July 2004. Mr. Wojtek served as our Chief Financial Officer, Vice President, Secretary and Treasurer from 1993 until August 2003. From 1992 to 1997, Mr. Wojtek was the Assistant to the Chairman of the Board of Reading & Bates Corporation, an offshore drilling company. Mr. Wojtek has also held the positions of Vice President, Secretary and Treasurer of Loyd & Associates, Inc., a private financial consulting firm, since 1989. Mr. Wojtek held the positions of Vice President and Chief Financial Officer of Griffin-Alexander Drilling Company from 1984 to 1987, Treasurer of Chiles-Alexander International Inc. from 1987 to 1989, and Vice President and Chief Financial Officer of India Offshore Inc. from 1989 to 1992, all of which were companies in the offshore drilling industry. Mr. Wojtek holds a B.B.A. in Accounting with Honors from The University of Texas at Austin.

Other Current Public Company Directorships

None

Public Company Directorships Within the Past Five Years

None

Reasons for Nomination

Mr. Wojtek brings to the Board of Directors knowledge of the Company and the energy industry by virtue of his service as an executive officer or director of the Company since its founding, experience in accounting and experience in financial executive positions at public and private companies.

2016 PROXY STATEMENT	16

PROPOSAL 1. ELECTION OF DIRECTORS

Director Compensation

The Company uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. The Company also reimburses travel, meal and lodging expenses incurred by our non-employee directors to attend Board and Board committee meetings. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of its Board. S. P. Johnson IV, our President and Chief Executive Officer, receives no compensation for serving as a director.

For the 2015-2016 director term, the annual cash retainer and additional annual amounts paid to the non-employee directors in respect of their roles as members or chairmen of committees, as Chairman of the Board and as Lead Independent Director, and meeting attendance fees were as follows:

	Board of Directors	Audit	Compensation	Nominating and Corporate Governance
Annual Cash Retainer	$60,000
Chairman of the Board of Directors	120,000
Lead Independent Director	26,500
Committee Chairman		$20,000	$10,000	$10,000
Committee Member		9,000	5,000	3,000
Meeting Attendance	2,500	1,000	1,000	1,000
Meeting Attendance via Teleconference	1,000	500	500	500
Special Meeting Attendance	1,000
Special Meeting Attendance via Teleconference	500

The non-employee directors’ cash compensation for the 2016-2017 director term is expected to remain the same as for the 2015-2016 director term, except for the amount paid in respect of the role as chairman of the Compensation Committee, which will be increased to $15,000 per year.

Under the Incentive Plan, non-employee directors may be granted stock options, restricted stock, restricted stock units or any combination of such awards for their service to the Board at the discretion of the Board of Directors or the Compensation Committee. Awards may be made to non-employee directors in respect of their roles as members or chairmen of committees, as Chairman of the Board and as Lead Independent Director. Awards are also granted to non-employee directors upon joining the Board and after each annual shareholder meeting.

For the 2015-2016 director term, non-employee directors were awarded the following shares of restricted stock units:

	Board of Directors	Audit	Compensation	Nominating and Corporate Governance
Director	2,500
Chairman of the Board of Directors	3,900
Lead Independent Director	500
Committee Chairman		1,750	1,050	400
Committee Member		1,050	700	300

Because future awards are at the discretion of the Board and Compensation Committee, the number of shares subject to future awards could increase or decrease and the type and terms of future awards could change as well, in each case in accordance with the Incentive Plan. The vesting terms of any stock options or shares of restricted stock and restricted stock units granted to directors are at the discretion of the Compensation Committee or the Board of Directors. Director awards for the 2016-2017 director term are currently expected to remain the same as for the 2015-2016 term.

17	CARRIZO OIL & GAS

PROPOSAL 1. ELECTION OF DIRECTORS

The following table summarizes the cash compensation earned or paid to each of our non-employee directors during 2015 and stock awards granted for the 2015-2016 director term.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	All Other Compensation	Total
Steven A. Webster	$175,500	$327,584(2)	$ —	$ —	$503,084
Thomas L. Carter, Jr.	86,125	202,181	—	—	288,306
Robert F. Fulton	74,000	179,148	—	—	253,148
F. Gardner Parker	113,563	278,958	—	—	392,521
Roger A. Ramsey	85,125	235,451	—	—	320,576
Frank A. Wojtek	68,125	143,318	—	—	211,443

(1)	Represents the aggregate grant date fair value of restricted stock units granted on May 19, 2015 for the 2015-2016 director term computed in accordance with FASB ASC Topic 718. The grant date fair value of $51.19 per share is based on the average of the high and low stock price of our Common Stock on the NASDAQ Global Select Market on the May 19, 2015 grant date.

(2)	As of December 31, 2015, Mr. Webster held 41,672 exercisable stock appreciation rights, of which 18,332 were granted on June 3, 2009 and 23,340 were granted on July 13, 2010, that will be settled in cash.

2016 PROXY STATEMENT	18

EXECUTIVE OFFICERS

The following table sets forth certain information as of March 21, 2016 with respect to the executive officers.

Executive Officer	Age	Position
S.P. Johnson IV	60	President, Chief Executive Officer and Director
Brad Fisher	55	Vice President and Chief Operating Officer
Gerald A. Morton	57	General Counsel and Vice President of Business Development
David L. Pitts	49	Vice President and Chief Financial Officer
Richard H. Smith	58	Vice President of Land
Gregory F. Conaway	40	Vice President and Chief Accounting Officer

Set forth below is certain background information of each of our executive officers (other than Mr. Johnson, whose background is described above under “Proposal 1. Election of Directors”).

Brad Fisher has served as Vice President and Chief Operating Officer since March 2005. Prior to that time, he served as Vice President of Operations since July 2000 and General Manager of Operations from April 1998 to June 2000. Prior to joining us, Mr. Fisher spent 14 years with Cody Energy and its predecessor Ultramar Oil & Gas Limited where he held various managerial and technical positions, last serving as Senior Vice President of Engineering and Operations. Mr. Fisher holds a B.S. degree in Petroleum Engineering from Texas A&M University.

Gerald A. Morton has served as General Counsel and Vice President of Business Development of the Company since 2008. Prior to joining the Company, Mr. Morton spent 15 years with Pogo Producing Company, where he held various positions including Vice President – Law, Corporate Secretary, and Senior Vice President for Asia and Pacific operations. Mr. Morton began his oil industry career in 1982 working for Texaco as a geophysicist. Mr. Morton graduated from Brigham Young University with an Engineering Geology degree. He received his MBA in Finance in 1985 and a law degree in 1988, both from the University of Houston.

David L. Pitts has served as Vice President and Chief Financial Officer since August 2014. Mr. Pitts also served as Treasurer from August 2014 to March 2015 and Vice President and Chief Accounting Officer from January 2010 to September 2014. Prior to joining us, he served as an audit partner with Ernst & Young LLP. Prior to his employment at Ernst &Young LLP from 2002 to 2009, Mr. Pitts was a senior manager with Arthur Andersen. Mr. Pitts is a CPA and holds a B.S. in Accounting and Business from Southwest Baptist University.

Richard H. Smith has served as Vice President of Land since August 2006. Prior to joining us, Mr. Smith held the position of Vice President of Land for Petrohawk Energy Corporation from March 2004 through August 2006. Mr. Smith served with Unocal Corporation from April 2001 until March 2004 where he held the position of Land Manager – Gulf Region USA with areas of concentration in the Outer Continental Shelf, Onshore Texas and Louisiana and Louisiana State Waters. From September 1997 until March 2001 Mr. Smith held the position of Land Manager – Gulf Coast Region with Basin Exploration, Inc. Mr. Smith held various land management positions with Sonat Exploration Company, Michel T. Halbouty Energy Co., Pend Oreille Oil & Gas Company and Norcen Explorer, Inc. from the time he began his career in 1980 until the time he joined Basin Exploration. Mr. Smith is a Certified Professional Landman with a B.B.A. in Petroleum Land Management from the University of Texas at Austin.

Gregory F. Conaway has served as Vice President and Chief Accounting Officer since September 2014. Mr. Conaway joined the Company in July 2011 serving as Assistant Controller — Financial Reporting and served as Controller — Financial Reporting from May 2012 to September 2014. Prior to joining us, Mr. Conaway worked for Ernst & Young LLP, holding positions of increasing responsibility including senior manager. Mr. Conaway began his career with Arthur Andersen in 1998. Mr. Conaway is a CPA and holds a M.B.A. and B.B.A. in Accounting from Angelo State University.

19	CARRIZO OIL & GAS

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

2015 Performance Highlights

Summarized below are some of the many objectives we accomplished during 2015 that we believe will help us navigate a tough commodity price environment.

•	Increased average daily oil production 22% year-over-year to 23,054 Bbls/d in 2015, exceeding our initial expectations of 17%, despite reducing capital expenditures by 37%;

•	Reduced average well costs in the Eagle Ford from $7.5 million at year-end 2014 to $4.6 million at year-end 2015;

•	Utilizing new Generation 3 rigs, reduced drilling days for long-lateral wells in the Eagle Ford from 16 in 2014 to an average of 9 by year-end 2015;

•	Maintained a strong balance sheet, exiting 2015 with a Net Debt to Adjusted EBITDA ratio of 2.7x and an undrawn $685.0 million revolving credit facility (borrowings subject to compliance with covenants);
•	Hedged approximately 60% of our estimated crude oil production for 2016 at a weighted-average floor price of approximately $57/Bbl, with an additional $44.8 million of cash flow during 2016 relating to the offsetting hedge transactions entered into during the first quarter of 2015; and

•	Reduced our annual interest expense by $11.1 million on a go-forward basis by replacing $600.0 million of 8.625% Senior Notes with $650.0 million of 6.25% Senior Notes, also extending the maturity of the notes from 2018 to 2023.

Despite our achievements in 2015, the continued low commodity price environment negatively impacted our financial results and stock price. In light of the current commodity price environment, management recommended and the Compensation Committee approved, the following key actions in 2015:

•	No change to base salaries of named executive officers; and
•	Reduced 2015 annual incentive bonus payouts to 50% of the target levels.

See “Non-GAAP Financial Measures” in Annex A to this proxy statement.

2016 PROXY STATEMENT	20

EXECUTIVE COMPENSATION

Pay For Performance: Total Shareholder Return

The oil and gas industry has experienced a continued low commodity price environment stemming in large part from the global oversupply of crude oil. While the Company has no control over commodity prices, we believe we have positioned the Company to better manage this challenging commodity price environment by controlling capital costs and maintaining financial flexibility, better than many of our industry peers, including many of those in our 2015 Compensation Peer Group, as defined below. The following graph displays a comparison of one-year, three-year, and five-year total shareholder returns of the Company’s common stock with that of the average returns of our 2015 Compensation Peer Group and the Dow Jones U.S. Exploration & Production Index.

One-Year	Three-Year	Five-Year
(12/31/2014 - 12/31/2015)	(12/31/2012 - 12/31/2015)	(12/31/2010 - 12/31/2015)

As shown above, for the one-year, three-year and five-year periods, we have performed better than our 2015 Compensation Peer Group. We view this as a testament to management’s ability to position the Company for success during a challenging commodity pricing environment and to have protected our investors during this period better than the majority of other companies in our 2015 Compensation Peer Group. See also “Executive Compensation Objectives and Features—Compensation Should be Benchmarked” for more information on our 2015 Compensation Peer Group.

21	CARRIZO OIL & GAS

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Pay-for-Performance: Tying Payouts to Performance

Despite a challenging commodity price environment during 2015, the leadership team was able to deliver on all operational and financial metrics used by our

Compensation Committee to determine annual incentive bonuses. The following chart displays the Company’s performance relative to the target for each metric.

Our leadership team executed beyond the average targeted performance levels for each metric, with an average of 114%. Despite actual results exceeding target performance levels, management recommended, and the Compensation Committee approved, the exercise of negative discretion to reduce the payout of the annual incentive bonuses to 50% of the target level due to the continued depressed commodity price environment.

Pay-for-Performance: Increased At-Risk Compensation

The Compensation Committee reviews and adjusts the compensation of the executive officers each year to ensure the programs align with the goals and objectives of the Company, as well as motivate executives to maximize long-term value creation for our shareholders. This has been accomplished by continuing to implement compensation programs weighted toward at-risk, performance-based compensation. As discussed in more detail under “Executive Compensation Components,” the at-risk compensation consists of a metric-driven annual incentive program and total shareholder return (“TSR”) contingent equity awards. Although our restricted stock units have a production target and therefore contingent on operational accomplishments, we do not classify them as performance-based compensation for purposes of a pay-for-performance discussion even though these awards are designed to be qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

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EXECUTIVE COMPENSATION

2015 Executive Compensation Vote

At the 2015 annual meeting of shareholders, our shareholders voted 92.8% in favor of the compensation of the named executive officers as described in our 2015 proxy statement. In consideration of the results, the Compensation Committee acknowledged the support received from our shareholders and viewed the results as a confirmation of the Company’s existing executive compensation policies and decisions. However, in efforts to continue improving on the compensation structures, the Compensation Committee reviewed actions taken by our 2015 Compensation Peer Group and public commentary by institutional investors in order to identify potential alterations to the 2015 compensation structure.

We believe our annual incentive bonus and long-term equity-based compensation for 2015 continue to align our executives’ pay opportunities with the interests of our shareholders. Additionally, the following table summarizes the compensation best practices that we follow and the disfavored compensation practices that we avoid.

Compensation Best Practices That We Follow
☑	Pay for Performance. We tie pay to performance. A significant portion of our executive pay is based upon performance and not guaranteed. We have established clear financial and operational goals for corporate performance and differentiate based on individual achievement. In establishing goals, we select performance metrics that drive both our short-term and long-term corporate strategy in accordance with our strategic plan.
☑	Mitigate Undue Risk. We mitigate undue risk associated with compensation, including utilizing retention provisions, multiple performance metrics and robust board and management processes to identify risk.
☑	Minimal Perquisites. We provide only minimal perquisites to the named executive officers that are not generally available to all employees.
☑	Regular Review of Share Utilization. We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our shareholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).
☑	Stock Ownership Guidelines. The Company requires its non-employee directors and named executive officers to acquire and maintain prescribed levels of ownership of our stock in order to align their interest with those of our shareholders. These guidelines require that within a five year period from the date a person is appointed to the Board of Directors or becomes a named executive officer, they must hold Company common stock in value equal to three times their annual cash retainer for service on the Board of Directors for non-employee directors, five times their annual base salary for the Chief Executive Officer and Chief Financial Officer and three times their annual base salary for other named executive officers.
☑	Clawback Policy. The Compensation Committee is committed to instituting a clawback policy as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act when final regulations are provided by the SEC and the NASDAQ Stock Market and become effective.
☑	Independent Compensation Consulting Firm. The Compensation Committee benefits from its utilization of an independent compensation consulting firm, Longnecker, which provides no other services to the Company.

Disfavored Compensation Practices That We Avoid
☒	No Liberal Share Counting. Our Incentive Plan does not contain liberal share counting provisions whereby shares granted and exercised can, under certain circumstances, be added back to the plan reserve for future grants.
☒	No Re-Pricing. No re-pricing of underwater stock options or stock appreciation rights.
☒	No Hedging or Derivatives Trading of the Company’s Securities. No hedging of the Company’s securities, including publicly traded options, puts, calls and short sales by named executive officers or directors permitted.
☒	No Guaranteed Bonus. No guaranteed annual incentive bonus and no cash retention bonus for named executive officers.
☒	No Future Agreements to Provide Tax Gross-ups. The Board adopted a policy in May 2011 that employment agreements entered after the adoption of such policy would not contain provisions entitling employees to tax gross-up payments.
☒	No Supplemental Executive Retirement Plans. We do not offer Supplemental Executive Retirement Plans to our executive officers.

23	CARRIZO OIL & GAS

EXECUTIVE COMPENSATION

Oversight of Compensation Programs

The Compensation Committee is composed entirely of independent, non-employee directors. The Compensation Committee has overall responsibility for setting the compensation for the Chief Executive Officer and for approving the compensation of the other executive officers, including the other named executive officers. The Compensation Committee also oversees and advises the Board of Directors on the adoption of policies that govern the Company’s compensation programs and administers the Company’s Incentive Plan and Cash- Settled Stock Appreciation Rights Plan. The Compensation Committee regularly meets with its independent executive compensation consultant, Longnecker, who assists and advises the Compensation Committee on all aspects of its executive compensation program. Longnecker provides no other services to the Company. The services Longnecker provides include:

•	analyzing the appropriateness of the 2015 Compensation Peer Group and 2015 Stock Performance Peer Group (discussed below);

•	providing and analyzing competitive market compensation data;

•	analyzing the effectiveness of executive compensation programs and making recommendations to the Compensation Committee, as necessary; and

•	evaluating how well our compensation programs adhere to the philosophies and principles of the Company.

The Compensation Committee also receives data, advice and counsel from Longnecker on matters pertaining to director compensation.

Executive Compensation Objectives and Features

Objectives

The guiding philosophy and specific objectives of our executive compensation program are: (1) to align executive compensation design and outcomes with our business strategy; (2) to encourage management to create sustained value for our shareholders; (3) to attract, retain, and engage our executives; and (4) to support a performance-based culture for all of our employees. These primary objectives are evaluated annually by: (a) measuring and managing executive compensation; (b) aligning incentive plan goals with shareholder value-added measures; and (c) having an open and objective discussion between management and the Compensation Committee in setting goals for and measuring performance of the executive officers.

We believe that each of these objectives is important to our compensation program. Our compensation program is designed to reward our executives for meeting or exceeding short-term operational and financial targets and furthering the long-term strategy of the Company without subjecting the Company to excessive or unnecessary risk. Specifically, the components of our executives’ compensation, such as base salaries, annual incentive bonuses and long-term equity incentive awards, are evaluated and determined on a periodic basis to ensure the amount and type of compensation received by each executive corresponds to the executive’s performance and targets for the Company’s performance.

Compensation Philosophy

We target executive base salaries plus annual incentive bonus near the 50th percentile of market ranges for competitive performance and target total direct compensation near the 75th percentile, based on the Compensation Committee’s assessment of how the Company performed relative to the 2015 Compensation Peer Group. Total direct compensation is defined as base salary, plus annual incentive bonus, plus the three-year average of the grant date fair value of annual awards of restricted stock, performance share awards, and stock appreciation rights (of which all outstanding are expected to be settled in cash). Base salary is generally near the 50th percentile of base salary of executives with similar responsibilities at companies in our 2015

Compensation Peer Group. Our management annually reviews each executive’s performance, the performance of the Company and information regarding base salary and annual incentive bonus of executives in comparable positions with our 2015 Compensation Peer Group and makes a recommendation to the Compensation Committee regarding each executive’s base salary and annual incentive bonus for the applicable year. The annual incentive bonus is tied to a percentage of the executive’s base salary, with a pre-determined target percentage. See also “Annual Incentive Bonus.”

To determine the appropriate amount and mix of total compensation for each executive, the Compensation Committee reviews the recommendations made by

2016 PROXY STATEMENT	24

EXECUTIVE COMPENSATION

our management, information regarding total direct compensation paid by our 2015 Compensation Peer Group and other compensation survey information developed and provided by Longnecker. The Compensation Committee generally seeks to provide each executive total direct compensation with a target value near the 75th percentile of total direct compensation provided to executives with similar responsibilities within our 2015 Compensation Peer

Group. Based on its reviews of total direct compensation and such other factors, the Compensation Committee believes that the total direct compensation paid to the named executive officers is in line with the philosophy described above. However, compensation practices and philosophy are an evolving practice and future changes may be made to take into account changed circumstances, practices, competitive environments and other factors.

Compensation Should be Benchmarked

We operate in an environment where competition for executive talent is highly competitive. The Compensation Committee engages Longnecker to conduct annual assessments of our industry peer group in order to ensure each peer company remains appropriate. In order to accomplish this and position the Compensation Committee to make informed decisions, Longnecker assessed over 50 potential peer companies based on several metrics, including oil and gas revenue, assets, market capitalization, enterprise value and operational similarity. Longnecker narrows down potential peer companies based on a size similarity process whereby the best choice of peer companies in the oil and gas industry are within a range of 0.5 to 3.0 times the Company for the various metrics. Final peer company selections were made from within this group through discussions with Longnecker and our management for presentation to the Compensation Committee. The Compensation

Committee approves any revisions to the peer group on an annual basis. During this process, Longnecker and our management proposed, and the Compensation Committee approved, revisions to the industry peer group used in 2014 in connection with executive compensation decisions for 2015. As presented in the table below, two companies were removed, one as a result of being acquired and the other because its financial position no longer aligned with the Company. The additional companies in the 2015 industry peer group better align with the Company with respect to the operational metrics described above. The table below presents the 13 companies which comprise the industry peer group used in 2015 (the “2015 Compensation Peer Group”) in connection with executive compensation decisions, as well as changes to the Compensation Peer Group from 2014 to 2015:

Included in Compensation Peer Group for Fiscal Year
	2014	2015
Bill Barrett Corporation	X	X
Bonanza Creek Energy, Inc.	X	X
Comstock Resources, Inc.	X	X
EXCO Resources, Inc.		X
Gulfport Energy Corporation	X	X
Halcòn Resources Corporation	X	X
Kodiak Oil & Gas Corp.(1)	X
Laredo Petroleum, Inc.	X	X
Midstates Petroleum Company, Inc.		X
Northern Oil and Gas, Inc.	X	X
Oasis Petroleum Inc.	X	X
PDC Energy, Inc.	X	X
Resolute Energy Corporation	X
Rosetta Resources Inc.(2)	X	X
Swift Energy Company	X	X
(1)	Effective December 8, 2014, Kodiak Oil & Gas Corp. was acquired by Whiting Petroleum Corporation.
(2)	Effective July 20, 2015, Rosetta Resources, Inc. was acquired by Noble Energy, Inc.

25	CARRIZO OIL & GAS

EXECUTIVE COMPENSATION

The Compensation Committee uses this data from the 2015 Compensation Peer Group in conjunction with published industry survey data to benchmark our executives’ base salary, targeted annual incentive bonus, total cash compensation, long-term equity incentive compensation and total direct compensation. Additionally, the Compensation Committee uses the data to evaluate how, for each executive position, the

Compensation Committee’s compensation actions are appropriate, reasonable and consistent with the Company’s philosophy, practices and policies, considering the labor market in which we compete for executive talent. The Company is generally near the median of its selected industry peer group in relation to oil and gas revenue and enterprise value.

Executive Compensation Components

The compensation of the named executive officers consists of the following components:

• base salary;

• annual incentive bonus;

• long-term equity incentive awards;

• severance and change of control benefits; and

• perquisites and other benefits.

We believe that each of these components is necessary to achieve our objective of retaining highly qualified executives and motivating them to maximize shareholder return.

Base Salary

Base salary is designed to provide basic economic security for our executives and be competitive with salary levels for comparable executive positions at companies in our 2015 Compensation Peer Group. The Compensation Committee reviews comparable salary information provided by Longnecker as one factor to be considered in determining the base pay for the named executive officers and aims for base salary for our executives to be near the 50th percentile of our industry peer group. Other factors the Compensation Committee considers in determining base pay for each of the named executive officers are the officer’s responsibilities, experience, leadership, potential future contribution and demonstrated individual performance. The relative importance of these factors varies among our executives depending on their positions and the particular operations and functions for which they are responsible. In the past, the Compensation Committee has also taken into account positive financial results and drilling success in determining base salaries. The employment agreements of the named executive officers provide that base salary will be reviewed at least annually and may be increased at any time and from time to time and that any increase will be substantially consistent with increases in the base salary generally awarded in the ordinary course of business to our other executives. Management may make recommendations regarding increases in base salaries to account for changes in base salaries paid to comparable executives at the companies in our 2015 Compensation Peer Group. The Compensation Committee considers all of these factors and ultimately makes a decision regarding the base salary of the named executive officers in its discretion.

In March 2016, due primarily to the continued low commodity price environment, management recommended, and the Compensation Committee approved, base salaries of the named executive officers remained unchanged for 2016 as compared to 2015. See also “Executive Compensation—Employment Agreements.”

	2014 Base Salary	2015 Base Salary	2016 Base Salary
S. P. Johnson IV	$650,000	$650,000	$650,000
Brad Fisher	470,000	470,000	470,000
Gerald A. Morton	360,000	371,000	371,000
David L. Pitts	350,000	350,000	350,000
Richard H. Smith	335,000	335,000	335,000

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EXECUTIVE COMPENSATION

Annual Incentive Bonus

Beginning in 2014, the Compensation Committee determined that it should consider certain operational and financial metrics to determine the annual incentive bonuses for executive officers. The targets for such metrics used by the Compensation Committee are calculated differently than what the Company may include in earnings guidance or public filings. The target levels for each metric were approved by the Compensation

Committee based on the Company’s 2015 corporate plan and the Compensation Committee’s discussions with Longnecker. The bonus levels paid may be more or less than target levels as determined by the Compensation Committee in its discretion. The table below sets forth the 2015 operational and financial metrics, targets and actual performance.

2015 Operational and Financial Metrics	Target	Actual	% of Target
Average Daily Oil Production (Bbls/d)	20,710	23,054	111%
Drill-Bit Finding and Development Cost ($/Boe)	$15.50	$13.54	113%
Lease Operating and General and Administrative Expense ($/Boe)	$12.81	$10.56	118%

Target annual incentive bonus levels as a percentage of base salary for 2015 were compared to the market and determined by our compensation consultant to be competitive: Mr. Johnson - 100%; Mr. Fisher - 90%; Mr. Morton - 90%; Mr. Pitts - 90%; and Mr. Smith - 80%. For 2015, each executive’s annual incentive bonus opportunity ranged from zero to 100% of target depending on the Company’s actual results versus the operational and financial metric targets and consideration of each individual’s achievements and performance during the year. The Company’s actual results exceeded the target for each metric presented above. In March 2016, while acknowledging that the actual results exceeded the operational and financial metrics targets, management recommended, and the Compensation Committee approved, annual incentive bonuses at only 50% of the target levels in recognition that we are operating in a challenging commodity pricing environment. Further, management proposed, and the Compensation Committee approved, the annual incentive bonus be paid in restricted stock units that vested substantially concurrent with the time of grant. See “Executive Compensation—Summary Compensation Table” for further details of this grant. The target and actual payout for each named executive officer are set forth below:

Named Executive Officer	Target Payout	Actual Payout	% of Target
S.P. Johnson IV	$650,000	$325,000	50%
Brad Fisher	423,000	211,500	50%
Gerald A. Morton (1)	334,000	166,950	50%
David L. Pitts	315,000	157,500	50%
Richard H. Smith	268,000	134,000	50%
(1)	Mr. Morton became an executive officer effective November 11, 2015.

The Compensation Committee has determined that the following operational and financial metrics and targets will be considered in determining the annual incentive bonus for executive officers in 2016 (which are currently expected to be paid in 2017). These metrics are substantially the same metrics used to determine annual incentive bonuses for all Carrizo employees.

2016 Operational and Financial Metrics

Average Daily Oil Production (Bbls/d)

Drill-Bit Finding and Development Cost ($/Boe)

Lease Operating and General and Administrative Expense ($/Boe)

The targets for each metric were approved by the Compensation Committee based on the Company’s 2016 corporate plan, and the Compensation Committee’s discussions with Longnecker.

Long-Term Equity Incentive Awards

The objectives of our long-term incentive plan are (1) to attract and retain the services of executive officers and (2) to encourage a sense of proprietorship in and stimulate the active interest in our development and financial success. We intend to achieve these objectives by granting awards designed to provide our executive officers with a proprietary interest in our growth and performance. Certain of our long-term equity-based compensation granted to executive officers is tied to shareholder return.

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Determining Award Structure

In recent years, our long-term equity incentive compensation program for executives has utilized restricted stock unit awards, stock appreciation right awards, and beginning in March 2014, performance share awards. In the Compensation Committee’s opinion, restricted stock unit awards provide a more effective retention incentive and therefore, the percent of long-term equity incentive awards for each executive has been weighted more towards restricted stock unit awards than other types of awards. Through consultation with Longnecker, it was determined that the 2015 program would include awards to our executives of restricted stock unit awards and performance share awards, both with a performance target. The Compensation Committee approved for our executives’ long-term equity incentive awards 75% restricted stock units and 25% performance shares.

Additionally, the Compensation Committee has over time increased its use of awards which vest only if certain Company performance targets are met, allowing the Company to avail itself of the benefits of Section 162(m) of the Code, which is described below under “—Tax Considerations of Executive Compensation—Section 162(m) of the Internal Revenue Code.” The Compensation Committee ultimately makes a decision regarding the levels of awards granted to the named executive officers at its discretion. The awards generally vest in one-third increments over a three year period if the applicable performance target has been met, although the Compensation Committee has also granted awards that have different vesting schedules. The Compensation Committee may, however, determine to change the terms, types or mix of equity-based awards in the future.

Setting the Award Target

Each year, the Compensation Committee establishes a targeted dollar value for long-term equity incentive awards for each named executive officer, taking into consideration market data obtained from Longnecker as previously described. The Compensation Committee grants annual long-term equity incentive awards after evaluating the Company’s operating and financial results for the prior year.

The Compensation Committee has the discretion to increase or decrease the dollar value of a named executive officer’s long-term equity incentive award from the predetermined target based on an assessment of the officer’s individual contribution to the Company’s results. For named executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer are considered. The Compensation Committee also considers the potential dilutive effect on the Company’s outstanding shares of common stock in determining the equivalent dollar value available for long-term equity incentive awards, both at the individual named executive officer level and in the aggregate. The Compensation Committee evaluates shareholder dilution based on equity compensation “burn rates,” which refers to the annual rate at which shares are awarded under our shareholder approved plans compared to the total amount of the Company’s outstanding common stock.

For reasons described above in “—Executive Compensation Program Objectives and Principles— Compensation Levels Should be Market Competitive,” we generally establish, and in 2015 did establish, long-term incentive awards at target levels that approximate an average of the 75th percentile of our 2015 Compensation Peer Group.

Restricted Stock Units

The Compensation Committee has granted restricted stock units that vest ratably over a three year period to deliver a meaningful long-term incentive that balances risk and potential reward. These awards also serve as an effective incentive for our executive officers to remain with the Company.

Restricted stock unit grants to the named executive officers in April 2015 represented 75% of the named executive officers’ total long-term equity incentive compensation for the year. The number of restricted stock units granted were determined by dividing this portion of the executive’s long-term incentive opportunity by the average of the high and low sale price of the Company’s common stock on the date of grant.

Restricted stock unit awards are only earned if the individual continues to be employed by the Company until the applicable vesting dates of the awards. In addition to this service condition, the restricted stock units awards were also subject to the achievement of a production target. The production target established by the Compensation Committee was average daily production of the Company for the quarter ended September 30, 2015 of at least (a) 18,921 barrels of oil per day (“Bbl/d”), if the Company’s average realized crude oil price was greater than or equal to $45 per Bbl, or (b) 15,137 Bbl/d, if the Company’s average realized crude oil price was less than $45 per Bbl for such quarter, in each case excluding the impacts of derivative settlements on the average realized prices and impacts of oil and gas property acquisitions and divestitures on daily production (the “2015 Production Target”). On October 28, 2015, the Compensation Committee certified that the 2015 Production Target was met as average daily production for the quarter ended September 30, 2015 was 23,573 Bbl/d. Because the 2015 Production Target was met, one-third of the units vested on March 17, 2016, and an additional one-third of the units will vest on March 17, 2017 and March 17, 2018, if the individual continues to be employed by Carrizo.

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EXECUTIVE COMPENSATION

The following table sets forth the total number of restricted stock units awarded to each executive in April 2015.

Named Executive Officer	2015 Long-Term Equity Incentive Award
(Number of RSUs Granted)
S.P. Johnson IV	51,267
Brad Fisher	32,975
Gerald A. Morton	18,267
David L. Pitts	16,999
Richard H. Smith	12,473

Performance Shares

The Compensation Committee has granted performance share awards that will cliff vest approximately three years from the grant date based on relative TSR, described further below, and a production target. Similar to restricted stock units, these awards deliver a meaningful long-term incentive that balances risk and potential reward.

Performance share grants to the named executive officers in April 2015 represented 25% of the named executive officers’ total long-term equity incentive compensation for the year. The number of performance shares granted was determined by dividing this portion of the executive’s long-term incentive opportunity by the fair value as determined by a Monte Carlo simulation on the date of grant.

Performance share awards are only earned if the individual continues to be employed by the Company until the applicable vesting date of the awards. In addition to this service condition, the performance share awards that will ultimately vest are subject to the relative TSR calculated at the end of the performance period as well as the Company’s achievement of the 2015 Production Target, as described above, which the Compensation Committee certified was met on October 28, 2015. Because the 2015 Production Target was met, the performance shares will cliff vest on March 17, 2018, with the ultimate number of shares determined by the relative TSR, as described below.

The following table sets forth the target number of performance share amounts granted to each executive in April 2015.

Named Executive Officer	2015 Long-Term Equity Incentive Award
(Number of Target PSAs Granted)
S.P. Johnson IV	13,978
Brad Fisher	8,991
Gerald A. Morton	4,980
David L. Pitts	4,635
Richard H. Smith	3,401

Relative TSR. The actual number of performance shares that will vest can range from zero to 200% of target, based on the Company’s TSR relative to our 2015 Stock

Performance Peer Group, defined below, over a three year performance period as set forth below.

Relative TSR Ranking	Payout Multiplier
100th Percentile	200%
75th Percentile	150%
50th Percentile	100%
25th Percentile	50%
<25th Percentile	—%

Linear interpolation is used to determine the payout multiplier for relative TSR that falls between the 25th and 100th percentiles.

During the process for analyzing performance share awards for 2015, Longnecker and management recommended, and the Compensation Committee approved, to separate the peer group used for purposes of determining the relative TSR for the performance shares awarded in 2015 from the industry peer group used in connection with executive compensation decisions as well as make revisions to the peer group

29	CARRIZO OIL & GAS

EXECUTIVE COMPENSATION

used for purposes of determining the relative TSR. Both the separation of the peer groups and the changes made to the peer group used for the performance shares awarded in 2015 were made to include companies that better align the peer group with a broader representation of the exploration and production industry, rather than a peer group primarily comprised of smaller companies in the exploration and production industry. The table below presents the 17 companies which comprise the industry peer group used in 2015 (the “2015 Stock Performance Peer Group”) as well as the changes from the industry peer group used for purposes of determining the relative TSR for the performance shares awarded in 2014:

Included in Stock Performance Peer Group for Fiscal Year
	2014	2015
Antero Resources Corporation		X
Bill Barrett Corporation	X	X
Bonanza Creek Energy, Inc.	X	X
Chesapeake Energy Corporation		X
Comstock Resources, Inc.	X
Devon Energy Corporation		X
EOG Resources, Inc.		X
EP Energy Corporation		X
Gulfport Energy Corporation	X	X
Halcòn Resources Corporation	X
Kodiak Oil & Gas Corp. (1)	X
Laredo Petroleum, Inc.	X	X
Marathon Oil Corporation		X
Noble Energy, Inc.		X
Northern Oil and Gas, Inc.	X	X
Oasis Petroleum Inc.	X	X
PDC Energy, Inc.	X	X
Resolute Energy Corporation	X
Rosetta Resources Inc. (2)	X	X
Sanchez Energy Corporation		X
Swift Energy Company	X
Whiting Petroleum Corp.		X
(1)	Effective December 8, 2014, Kodiak Oil & Gas Corp. was acquired by Whiting Petroleum Corporation.
(2)	Effective July 20, 2015, Rosetta Resources, Inc. was acquired by Noble Energy, Inc.

Clawback Provisions

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, companies will be required to adopt a policy to recover certain compensation in the event of a restatement of all or a portion of our financial statements due to material noncompliance with financial reporting requirements under securities laws. The Board of Directors has reaffirmed that the Company will adopt a policy as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act when final regulations have been adopted by the SEC and the NASDAQ Stock Market.

Severance and Change of Control Benefits

As described in more detail under “Executive Compensation—Employment Agreements” and “Executive Compensation—Potential Payments to the Named Executive Officers Upon Termination or Change of Control,” we have entered into employment agreements with the named executive officers that provide for specified severance pay and benefits upon certain termination events, including termination events after a change of control. The employment agreements contain pay and benefits provisions that we believe are comparable to similar provisions employed by a majority of the companies in our 2015 Compensation Peer Group. The Compensation Committee believes these agreements encourage executives to remain in our employment, including in the event of a change of control of the Company and during circumstances which indicate that a change of control might occur. The Compensation Committee believes this program is important in maintaining strong leadership and in encouraging retention in these situations.

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EXECUTIVE COMPENSATION

Perquisites and Other Benefits

We pay premiums for supplemental life insurance for the named executive officers and make matching 401(k) contributions for the named executive officers and all of our other employees. We believe providing these benefits as part of our overall compensation package is necessary to attract and retain highly qualified executives and that these benefits are comparable to those provided by our 2015 Compensation Peer Group. In the past, we have awarded overriding royalties in certain oil and gas properties (assigned legal interests) to some of the named executive officers, but the Company has since adopted a policy that it will not grant any overriding royalty interests to its named executive officers.

Tax Considerations of Executive Compensation

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code generally limits (to $1.0 million per covered executive) the deductibility for federal income tax purposes of compensation paid to each of the named executive officers other than the Chief Financial Officer, unless such compensation qualifies as “performance-based compensation.” The Compensation Committee will take deductibility or non-deductibility of compensation into account but has in the past authorized, and will retain the discretion in the future to authorize, the payment of potentially nondeductible amounts. As noted above, the Compensation Committee took Section 162(m) into account in 2015 in its use of performance-based equity compensation as well as the annual incentive bonus subject to operational and financial targets.

Section 409A of the Internal Revenue Code

To the extent one or more elements of compensation provided to employees is subject to Section 409A of the Code, the Company intends that these elements be compliant so that the employees are not subject to income inclusion at vesting and the additional income taxes imposed by Section 409A. Section 409A requires that “deferred compensation” either comply with certain deferral election, payment timing, and other rules or be subject to a 20% additional income tax and interest at a premium rate imposed on the person who is to receive the deferred compensation. The Company believes that if the adverse tax consequences of Section 409A become applicable to the Company’s compensation arrangements such arrangements would be less efficient and less effective in incentivizing and retaining employees. The Company intends to operate its compensation arrangements so that they are compliant with or exempt from Section 409A and therefore, in 2008, amended or modified its compensation programs and awards, including the employment agreements to the extent necessary to make them compliant or exempt. The employment agreements of the named executive officers provide that the Company will provide additional payments in the event that an additional tax is imposed under Section 409A.

Compensation Committee Report

We, the members of the Compensation Committee, have reviewed and discussed with management the section titled “Compensation Discussion and Analysis” included in this proxy statement. Based on that review and discussion, we have recommended to the Company’s Board of Directors the inclusion of the “Compensation Discussion and Analysis” section in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders.

The Compensation Committee

Roger A. Ramsey (Chair)

F. Gardner Parker

Robert F. Fulton

Pursuant to SEC Rules, the foregoing Compensation Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

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Summary Compensation Table

The following table sets forth the compensation during 2015, 2014 and 2013 of the Company’s Principal Executive Officer, the Company’s Principal Financial Officer and the three other most highly compensated named executive officers serving as of December 31, 2015.

				Stock	Option	All Other
Named Executive Officer and		Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
S. P. Johnson IV	2015	$650,000	$325,000	$3,662,527	$ —	$23,906	$4,661,433
President and Chief	2014	637,000	487,500	6,594,365	—	25,559	7,744,424
Executive Officer	2013	583,000	600,000	2,577,516	833,303	17,048	4,610,867
Brad Fisher	2015	$470,000	$211,500	$2,355,764	$ —	$19,878	$3,057,142
Vice President and	2014	461,000	317,250	2,218,771	—	14,085	3,011,106
Chief Operating Officer	2013	423,000	391,500	4,194,047	547,800	12,670	5,569,017
Gerald A. Morton	2015	$368,000	$166,950	$1,304,965	$ —	$24,514	$1,864,429
General Counsel and
Vice President of
Business Development
David L. Pitts	2015	$350,000	$157,500	$1,214,426	$ —	$20,608	$1,742,534
Vice President and	2014	345,000	236,250	2,029,659	—	30,141	2,641,050
Chief Financial Officer	2013	323,000	264,000	845,240	267,481	18,639	1,718,360
Richard H. Smith	2015	$335,000	$134,000	$891,089	$ —	$20,225	$1,380,314
Vice President of Land	2014	330,000	201,000	825,015	—	29,388	1,385,403
	2013	308,000	252,000	703,811	220,213	17,886	1,501,910

(1)	The amounts shown for 2014 and 2013 include amounts earned with respect to 2014 and 2013, but paid in 2015 and 2014, respectively. The named executive officers’ annual incentive bonuses with respect to 2015 were paid in 2016 with grants of restricted stock units that vested substantially concurrent with the time of grant, with an aggregate grant date fair value of $27.30 per share.
(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 2 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015. See “Grants of Plan-Based Awards Table” for information on restricted stock unit and performance share awards granted in 2015.
(3)	The amounts shown as “All Other Compensation” include the following:

	Year	Mr. Johnson	Mr. Fisher	Mr. Morton	Mr. Pitts	Mr. Smith
Matching contributions under the 401(k) Plan	2015	$15,900	$15,900	$15,900	$15,900	$15,900
	2014	9,267	10,275	—	15,600	15,600
	2013	11,958	10,590	—	15,300	15,300
Financial consulting services	2015	$ —	$ —	$ —	$ —	$ —
	2014	10,000	—	—	10,000	10,000
	2013	—	—	—	—	—
Other compensation	2015	$8,006	$3,978	$8,614	$4,708	$4,325
	2014	6,292	3,810	—	4,541	3,788
	2013	5,090	2,080	—	3,339	2,586

2016 PROXY STATEMENT	32

EXECUTIVE COMPENSATION

Effect of Company Performance on Chief Executive Officer Realizable Pay

The Chief Executive Officer’s at-risk compensation consists of a metric-driven annual incentive bonus and performance share awards. Although we do not classify our restricted stock units and stock appreciation rights to be settled in cash as performance-based compensation, the actual amount realized or realizable to the Chief Executive Officer can and does vary significantly based on the Company’s stock price. Realizable compensation is not a substitute for reported compensation in evaluating our executive compensation programs, but we believe understanding the realizable compensation is important in understanding the impact of the Company’s performance and stock price on the value of what an executive could realize and the value of what an executive ultimately receives.

The following chart demonstrates how the Company’s performance and stock price significantly impact the Chief Executive Officer’s realizable compensation.

The amounts indicated as Reported on the table above are calculated as the sum of base salary, annual incentive bonus, and the grant date fair value of long-term equity incentive awards as reported in the 2015 Summary Compensation Table. The amounts indicated as Realized are calculated as the sum of actual base salary and annual incentive bonus earned each year as well as the intrinsic value of the long-term equity incentive awards using the closing price of our Common Stock on the NASDAQ Global Select Market on December 31, 2015 of $29.58 per share. The intrinsic value of the long-term equity incentive awards is calculated as follows:

•	for restricted stock unit awards, the closing stock price on December 31, 2015 multiplied by the number of restricted stock units granted in each year;

•	for performance share awards, the closing stock price on December 31, 2015 multiplied by the projected payout of performance shares as if the performance period ended on December 31, 2015 for each respective grant; and
•	for stock appreciation rights to be settled in cash, the difference between the closing stock price on December 31, 2015 less the exercise price multiplied by number rights granted.

We believe that the decreases in the Chief Executive Officer’s realizable compensation and reported compensation effectively illustrate the high correlation between the change in the Company’s stock price and performance and the Chief Executive Officer’s compensation.

33	CARRIZO OIL & GAS

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The table below contains information with respect to grants of plan-based awards to the named executive officers during 2015.

						All Other
		Estimated Future Payouts Under Equity				Stock Awards:		Grant Date Fair
		Incentive Plan Awards				Number of		Value of Stock
		Threshold	Target		Maximum	Shares or Units		Awards
Named Executive Officer	Grant Date	(#)	(#)		(#)	(#)		($)(1)
S.P. Johnson IV	4/28/2015					51,267	(3)	$2,746,886
	4/28/2015	—	13,978	(2)	27,956			915,641
Brad Fisher	4/28/2015					32,975	(3)	$1,766,800
	4/28/2015	—	8,991	(2)	17,982			588,964
Gerald A. Morton	4/28/2015					18,267	(3)	$978,746
	4/28/2015		4,980	(2)	9,960			326,219
David L. Pitts	4/28/2015					16,999	(3)	$910,806
	4/28/2015	—	4,635	(2)	9,270			303,620
Richard H. Smith	4/28/2015					12,473	(3)	$668,303
	4/28/2015	—	3,401	(2)	6,802			222,786

(1)	Represents the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 2 of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015. The grant date fair value of restricted stock units is based on the average high and low stock price of our Common Stock on the NASDAQ Global Select Market on the date of grant. The grant date fair value of performance share awards is based on a Monte Carlo valuation model.
(2)	Represents performance share awards (target amount) granted under the Incentive Plan that cliff vest on March 17, 2018 based on the TSR of the Company’s common stock relative to the TSR achieved by our 2015 Stock Performance Peer Group, subject to the satisfaction of a performance target. On October 28, 2015, the Compensation Committee certified that the performance target had been met.
(3)	Represents restricted stock units granted under the Incentive Plan that vest in one-third increments on March 17, 2016, March 17, 2017 and March 17, 2018, subject to the satisfaction of a performance target. On October 28, 2015, the Compensation Committee certified that the performance target had been met.

2016 PROXY STATEMENT	34

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The table below presents information on the outstanding equity awards held by the named executive officers as of December 31, 2015.

	Option Awards						Stock Awards
												Equity
										Equity		Incentive
										Incentive		Plan Awards:
									Market	Plan Awards:		Market or
	Number of		Number of				Number		Value of	Number of		Payout Value
	Securities		Securities				of Shares		Shares or	Unearned		of Unearned
	Underlying		Underlying		Option		or Units of		Units of	Shares or		Shares or
Named	Unexercised		Unexercised		Exercise	Option	Stock That		Stock That	Units of Stock		Units of Stock
Executive	Options (#)		Options (#)		Price	Expiration	Have Not		Have Not	That Have Not		That Have Not
Officer	Exercisable(1)		Unexercisable(1)		($)	Date	Vested(1)(#)		Vested ($)(2)	Vested(1)(#)		Vested ($)(2)
S. P. Johnson IV	133,062	(3)	—		$20.22	6/3/2016
	27,848	(3)	—		20.22	6/3/2016
	219,279	(3)	—		17.28	7/13/2017
	41,582	(4)	20,791	(4)	28.68	6/18/2017
							30,727	(5)	$908,905
							42,841	(7)	1,267,237
							52,318	(8)	1,547,566
							51,267	(10)	1,516,478
										15,020	(9)	$444,292
										13,978	(11)	413,469
Brad Fisher	5,753	(3)	—		$25.56	5/18/2016
	13,667	(4)	13,668	(4)	28.68	6/18/2017
							20,199	(5)	$597,486
							67,880	(6)	2,007,890
							23,215	(7)	686,700
							32,975	(8)	975,401
										8,140	(9)	$240,781
										8,991	(11)	265,954
Gerald A. Morton	28,500	(3)	—		$17.28	7/13/2017
	16,826	(3)	—		25.56	5/18/2016
	16,415	(4)	8,207	(4)	28.68	6/18/2017
							12,130	(5)	$358,805
							13,425	(7)	397,112
							20,928	(8)	619,050
							18,267	(10)	540,338
										4,707	(9)	$139,233
										4,980	(11)	147,308
David L. Pitts	8,029	(3)	—		$25.56	5/18/2016
	13,347	(4)	6,674	(4)	28.68	6/18/2017
							9,863	(5)	$291,748
							10,773	(7)	318,665
							20,928	(8)	619,050
							16,999	(10)	502,830
										3,777	(9)	$111,724
										4,635	(11)	137,103
Richard H. Smith	2,127	(3)	—		$25.56	5/18/2016
	5,495	(4)	5,494	(4)	28.68	6/18/2017
							8,120	(5)	$240,190
							8,632	(7)	255,335
							12,473	(10)	368,951
										3,027	(9)	$89,539
										3,401	(11)	100,602

35	CARRIZO OIL & GAS

EXECUTIVE COMPENSATION

(1)	Represents awards subject to a performance target, which the Compensation Committee certified that the performance target had been met.
(2)	Based on the closing price of our Common Stock on the NASDAQ Global Select Market on December 31, 2015 ($29.58 per share).
(3)	Represents an award of stock appreciation rights to be settled in cash that were fully vested as of December 31, 2015.
(4)	Represents an award of stock appreciation rights to be settled in cash that vest or vested in one-third increments on May 29, 2014, May 29, 2015 and May 29, 2016.
(5)	Represents an award of restricted stock units that vest or vested in one-third increments on May 29, 2014, May 29, 2015 and May 29, 2016.
(6)	Represents an award of restricted stock units that cliff vest on September 25, 2016.
(7)	Represents an award of restricted stock units that vest or vested in one-third increments on March 17, 2015, March 17, 2016 and March 17, 2017.
(8)	Represents an award of restricted stock units that cliff vest on March 17, 2017.
(9)	Represents performance-based TSR awards that are presented at 100% of the target award that cliff vest on March 28, 2017. The number of shares of common stock issuable upon vesting range from zero to 200% of the targeted shares granted based upon the performance of the Company’s TSR relative to our 2014 Industry Peer Group at the end of a three year performance period.
(10)	Represents an award of restricted stock units that vest in one-third increments on March 17, 2016, March 17, 2017 and March 17, 2018.
(11)	Represents performance-based TSR awards that are presented at 100% of the target award that cliff vest on March 17, 2018. The number of shares of common stock issuable upon vesting range from zero to 200% of the targeted shares granted based upon the performance of the Company’s TSR relative to our 2015 Stock Performance Peer Group at the end of a three year performance period.

Option Exercises and Stock Vested

The following table shows information concerning the amounts realized by the named executive officers on the exercise of stock appreciation rights to be settled in cash and the vesting of restricted stock units during 2015:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on		Acquired on	Value Realized
	Exercise(1)/SARs	Value Realized	Vesting	on Vesting
Named Executive Officer	Exercised (#)	on Exercise ($)	(#)(2)	($)(3)
S.P. Johnson IV	44,762	$1,213,722	81,568	$3,987,564
Brad Fisher	—	—	50,712	2,487,415
Gerald A. Morton	—	—	29,901	1,467,281
David L. Pitts	2,145	25,783	24,046	1,180,020
Richard H. Smith	—	—	19,427	953,526

(1)	All stock options were vested and exercised prior to 2015.
(2)	Represents the number of shares acquired upon vesting of restricted stock units, without taking into account any shares sold to satisfy applicable tax obligations.
(3)	Represents the value realized based on the vesting date closing price per share of our Common Stock on the NASDAQ Global Select Market, without taking into account the applicable tax obligations.

2016 PROXY STATEMENT	36

EXECUTIVE COMPENSATION

Employment Agreements

The Company has entered into employment agreements with each of the named executive officers listed below along with their annual base salary as of December 31, 2015.

Named Executive Officer and Current Position	Annual Base Salary
S. P. Johnson IV	$650,000
President and Chief Executive Officer

Brad Fisher	470,000
Vice President and Chief Operating Officer

Gerald A. Morton	371,000
General Counsel and Vice President of Business Development

David L. Pitts	350,000
Vice President and Chief Financial Officer

Richard H. Smith	335,000
Vice President of Land

The employment agreements each have an initial one-year term; provided that at the date of the agreement and on every day thereafter, the term of such employment agreement is automatically extended for one day, such that the remaining term of the agreement shall never be less than one year until an event (as described in the applicable agreement) that gives rise to termination of employment occurs. Under each agreement, both the Company and the employee may terminate the employee’s employment at any time. Mr. Johnson’s employment agreement provides that he will serve as President, Chief Executive Officer and a member of the Board of Directors.

Upon termination of employment on account of disability or by the Company for any reason (except under certain limited circumstances defined as “for cause” in the applicable agreement), or if employment is terminated either (x) for any reason (including by reason of death) during the 30-day period immediately following elapse of one year after any change of control (“window period”) or (y) by the employee for good reason (as defined in the applicable agreement), under the agreements the employee will generally be entitled to the following:

(1) an immediate lump sum cash payment equal to 145% for Messrs. Johnson and Fisher and 97% in the case of Messrs. Morton, Pitts and Smith (363% for Mr. Johnson, 266% for Mr. Fisher and 145% for Messrs. Morton, Pitts and Smith, if termination occurs after or in anticipation of a change of control) of his annual base salary,

(2) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 100% for Mr. Johnson, 90% for Mr. Fisher, and 80% in the case of Messrs. Morton, Pitts and Smith of his annual base salary prorated based on the number of days in the fiscal year in which he was employed (unless his employment is terminated as a result of disability or after the date a change of control occurs, in either of which cases the lump sum is not prorated),

(3) in lieu of continued participation in the Company’s welfare benefit plans, practices, programs and policies (other than the Company’s medical and dental plans) for the remaining employment period (as defined in the applicable agreement), an immediate lump sum cash payment equal to 3% of the employee’s annual base salary,

(4) continued medical and dental benefits coverage for the employee and his dependents for one year following his termination of employment, and

(5) the immediate vesting of any stock options, restricted stock awards, restricted stock unit awards and any other equity-based awards previously granted to such employee and outstanding as of the time immediately prior to the date of his termination and an extension of the period of exercisability of any such awards until the earlier of (A) one year following his date of termination or (B) the date such awards would have lapsed had the employee remained employed for the remaining term. Notwithstanding this provision, each of the Company’s performance-based restricted stock units awarded to the named executive officers since December 14, 2008 have provided that in no event would such accelerated vesting occur in the event of a termination without cause or for good reason prior to a change in control unless the performance condition underlying the awards has been satisfied.

If employment terminates due to the death of the employee and other than during a window period, the Company will provide continued medical and dental benefits coverage for the employee’s dependents for one year following death and immediate vesting and extension of exercisability of equity awards as described above. Under the employment agreements of Messrs. Johnson, Fisher, Morton, Pitts and Smith, the Company

37	CARRIZO OIL & GAS

EXECUTIVE COMPENSATION

will also provide the employee with supplemental term life insurance protection with a death benefit as shown in the table below.

The salaries in each of these agreements are subject to periodic review and provide for increases generally consistent with increases in base salary awarded to other executives of the Company. Each agreement entitles the employee to participate in all of the Company’s incentive, savings, retirement and welfare benefit plans to the extent such plans are generally applicable to the other executive officers of the Company. The agreements each provide for an annual bonus in an amount generally comparable to the annual bonus of other Company executives, taking into account the individual’s position, responsibilities and accomplishments.

In the event of a dispute regarding the employee’s rights upon termination of employment, (1) the parties are required to submit the dispute to arbitration; (2) the Company is only required to pay the employee’s attorneys’ fees pending a dispute if the termination occurred within two years after a change in control (as defined in the applicable agreement) or, in the case of a termination before a change in control, if the termination was not initiated by the employee (with or without good reason); and (3) the Company is only required to pay the employee severance pending resolution of a dispute in the case of a termination within two years after a change in control. The employment agreements of each of the named executive officers also provide that such employees will be entitled to a gross-up payment to offset the effect of any excise tax imposed under Section 4999 of the Code in connection with payments contingent on a change of control as well as a gross-up payment to offset the effect of any additional taxes imposed under Section 409A of the Code. However, the Company has since adopted a policy that employment agreements entered after the adoption of that policy would not provide tax gross-up payments. Upon a voluntary termination of employment, the employees have agreed to be subject to one-year noncompetition and one-year nonsolicitation covenants.

2016 PROXY STATEMENT	38

EXECUTIVE COMPENSATION

Potential Payments to the Named Executive Officers Upon Termination or Change of Control

The following table provides a summary of the potential payments to each of the named executive officers in connection with certain termination events, including a termination related to a change of control of our company.

Named Executive Officer	Voluntary Termination (No Good Reason/ No Change of Control) or Involuntary For Cause Termination	Good Reason/ Involuntary Not for Cause Termination	Change of Control Termination (Involuntary, Good Reason, Voluntary)	Death	Disability
S.P. Johnson IV(1)
Severance payments	$ —	$2,262,000	$3,679,000	$ —	$2,262,000
Stock appreciation rights(2)	—	18,712	18,712	18,712	18,712
Restricted shares(3)	—	5,240,186	5,240,186	5,240,186	5,240,186
Performance shares(4) (5) (6)	—	1,473,680	1,213,194	626,351	626,351
Life insurance benefits(7)	—	—	—	2,085,000	—
Benefits continuation	—	5,024	5,024	5,024	5,024
Total	$ —	$8,999,602	$10,156,116	$7,975,273	$8,152,273
Brad Fisher(1)
Severance payments	$ —	$1,541,600	$2,110,300	$ —	$1,541,600
Stock appreciation rights(2)	—	12,301	12,301	12,301	12,301
Restricted shares(3)	—	4,267,477	4,267,477	4,267,477	4,267,477
Performance shares(4) (5) (6)	—	866,911	699,360	355,412	355,412
Life insurance benefits(7)	—	—	—	1,393,000	—
Benefits continuation	—	5,083	5,083	5,083	5,083
Total	$ —	$6,693,372	$7,094,521	$6,033,273	$6,181,873
Gerald A. Morton(1)
Severance payments	$ —	$964,600	$1,142,680	$ —	$964,600
Stock appreciation rights(2)	—	7,386	7,386	7,386	7,386
Restricted shares(3)	—	1,915,305	1,915,305	1,915,305	1,915,305
Performance shares(4) (5) (6)	—	490,732	397,928	203,048	203,048
Life insurance benefits(7)	—	—	—	1,290,000	—
Benefits continuation	—	5,083	5,083	5,083	5,083
Total	$ —	$3,383,106	$3,468,382	$3,420,822	$3,095,422
David L. Pitts(1)
Severance payments	$ —	$910,000	$1,078,000	$ —	$910,000
Stock appreciation rights(2)	—	6,007	6,007	6,007	6,007
Restricted shares(3)	—	1,732,294	1,732,294	1,732,294	1,732,294
Performance shares(4) (5) (6)	—	424,581	338,206	170,135	170,135
Life insurance benefits(7)	—	—	—	1,130,000	—
Benefits continuation	—	4,151	4,151	4,151	4,151
Total	$ —	$3,077,033	$3,158,658	$3,042,587	$2,822,587
Richard H. Smith(1)
Severance payments	$ —	$871,000	$1,031,800	$ —	$871,000
Stock appreciation rights(2)	—	4,945	4,945	4,945	4,945
Restricted shares(3)	—	864,476	864,476	864,476	864,476
Performance shares(4) (5) (6)	—	325,150	261,771	132,815	132,815
Life insurance benefits(7)	—	—	—	1,235,000	—
Benefits continuation	—	5,083	5,083	5,083	5,083
Total	$ —	$2,070,654	$2,168,075	$2,242,319	$1,878,319

39	CARRIZO OIL & GAS

EXECUTIVE COMPENSATION

(1)	Information in this table assumes a termination date of December 31, 2015 and a price per share of our Common Stock of $29.58 (the closing market price per share on December 31, 2015).

(2)	Represents the value of accelerated vesting of stock appreciation rights to be settled in cash that were unvested at December 31, 2015 based on the difference between the exercise price and the closing market price per share of our common stock on December 31, 2015.

(3)	Represents the value of accelerated vesting of shares of restricted stock units that were unvested at December 31, 2015 based on the closing market price per share of our common stock on December 31, 2015.

(4)	Represents the value of accelerated vesting of performance share awards that were unvested at December 31, 2015 for Good Reason/ Involuntary Not for Cause termination based on the number of shares of common stock granted upon vesting based upon the actual performance of the Company’s TSR relative to our 2014 Industry Peer Group and 2015 Stock Performance Peer Group and the closing market price per share of our common stock on December 31, 2015.

(5)	Represents the value of accelerated vesting of performance share awards that were unvested at December 31, 2015 for Change of Control termination. If a change of control occurs in the first half of the performance period, then the named executive officer will receive a payment for the number of shares of common stock granted based upon 100% of the target award and the closing market price per share of our common stock on the termination date. If a change of control occurs in the second half of the performance period, then the named executive officer will receive a payment for the number of shares of common stock granted based upon the greater of 100% of the target award or the percentage of shares to be awarded based upon the Company’s TSR relative to the peer group (as defined in the award agreement) as of the termination date. Therefore, the value of the accelerated vesting of performance share awards due to a change of control termination is based on the number of shares of common stock issuable upon vesting based upon the actual performance of the Company’s TSR relative to our 2014 Industry Peer Group and 100% of the target award for the 2015 performance share awards and the closing market price per share of our common stock on December 31, 2015.

(6)	Represents the value of accelerated vesting of performance share awards that were unvested at December 31, 2015 for Death or Disability termination based on the number of shares of common stock granted upon vesting based upon the actual performance of the Company’s TSR relative to our 2014 Industry Peer Group and 2015 Stock Performance Peer Group as of the date of termination and the closing market price per share of our common stock on December 31, 2015, prorated for the number of completed months in the performance period.

(7)	Represents the death benefit of company provided supplemental life insurance and group term life insurance.

2016 PROXY STATEMENT	40

EXECUTIVE COMPENSATION

Equity Compensation Plans Information

Information concerning our equity compensation plans at December 31, 2015 is as follows:

Plan Category	Number of Securities to be Issued Upon Vesting of Restricted Stock and Performance Shares(1) (a)	Weighted- Average Exercise Price of Outstanding Options(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,154,856	$ —	3,861,389
Equity compensation plans not approved by security holders	—	—	—
Total	1,154,856	$ —	3,861,389
(1)	Consists of shares of Common Stock that are issuable upon vesting of restricted stock awards, restricted stock units and performance shares granted under the Incentive Plan. Amount does not include awards of stock appreciation rights to be settled in cash.
(2)	This weighted-average exercise price does not reflect the shares issuable upon vesting of restricted stock awards, restricted stock units and performance shares which have no exercise price and does not reflect the exercise price of stock appreciation rights to be settled in cash.

41	CARRIZO OIL & GAS

PROPOSAL 2. ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Board of Directors recognizes the interest the Company’s shareholders have in the compensation of our named executive officers. In recognition of that interest and in accordance with the requirements of SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, this proposal, commonly known as a “say on pay” proposal, provides our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy and the compensation tables. This advisory vote is intended to give our shareholders an opportunity to provide an overall assessment of the compensation of the named executive officers rather than focus on any specific item of compensation.

We encourage you to review the discussions and information presented in “Executive Compensation,” including the “Compensation Discussion and Analysis” and the compensation tables and associated narrative disclosure, in considering how to cast your vote. As described in the “Compensation Discussion and Analysis” included in this proxy statement, the guiding philosophy and specific objectives of our executive compensation program are: (1) to align executive compensation design and outcomes with our business strategy;

(2) to encourage management to create sustained value for our shareholders; (3) to attract, retain, and engage our executives and (4) to support a performance-based culture for all of our employees.

As an advisory vote, the shareholders’ vote on this proposal is not binding on our Board or the Company and the Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, we expect that the Compensation Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of the named executive officers.

The Board of Directors has adopted a policy providing for an annual advisory vote on executive compensation. Unless the Board of Directors modifies its policy on the frequency of holding such advisory votes, the next advisory vote will occur in 2017.

Management will present the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the 2016 Annual Meeting pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved.”

Board Recommendation

The Board of Directors recommends that shareholders approve, on an advisory basis, the compensation of the named executive officers by voting “FOR” Proposal No. 2.

2016 PROXY STATEMENT	42

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG LLP as independent registered public accounting firm for the fiscal year ending December 31, 2016. KPMG LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2015, 2014 and 2013. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2016. Although the appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Board of Directors recommended that the appointment be submitted to our shareholders for approval. If our shareholders do not approve the appointment of KPMG LLP, the Board of Directors may consider the appointment of another independent registered public accounting firm.

Board Recommendation

The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the Company for 2016.

43	CARRIZO OIL & GAS

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the fees billed to us by KPMG LLP for professional services rendered in connection with the audit of the Company’s annual financial statements included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2015 and

2014, and the review of the Company’s quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and 2014, June 30, 2015 and 2014 and September 30, 2015 and 2014.

Description	2015		2014
Audit Fees	$1,068,403	(1)	$847,408	(1)
Audit-Related Fees	—		—
Tax Fees	19,585	(2)	13,340	(2)
All Other Fees	1,786		1,650
Total	$1,089,774		$862,398
(1)	Includes $136,290 and $141,452 of fees associated with services rendered in connection with securities offerings and related SEC filings during 2015 and 2014, respectively.

(2)	The 2015 and 2014 tax fees consist of tax consulting services provided in connection with the preparation and review of the Company’s Section 382 ownership change analysis.

Audit Committee Preapproval Policy

The Audit Committee has adopted a policy that all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm (subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1) (B) of the Exchange Act and the applicable rules and regulation of the SEC) will be subject to pre-approval of the Audit Committee. The Audit Committee has delegated authority to pre-approve permitted services to certain members of management subject to the limitations set forth in the pre-approval policy. Such approval must be reported to the Audit Committee at the next scheduled meeting. No non-audit services were performed by KPMG LLP pursuant to the de minimis exception in 2015 and 2014.

2016 PROXY STATEMENT	44

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee’s purpose is to assist the Board of Directors in its oversight of the Company’s internal controls, financial statements and the audit process. The Board of Directors, in its business judgment, has determined that each member of the Audit Committee is “independent,” as required by applicable standards of the NASDAQ Stock Market. The Audit Committee operates pursuant to a written charter adopted by our Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website at www.carrizo.com.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

In connection with fulfilling its responsibilities under the Audit Committee Charter, the Audit Committee met with management and KPMG LLP, our independent registered public accounting firm, and discussed and reviewed the Company’s audited financial statements as of and for the year ended December 31, 2015. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee reviewed and discussed with KPMG LLP the auditor’s independence from the Company and its management. As part of that review, KPMG LLP provided the Audit Committee the written disclosures and letter required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements and internal control over financial reporting has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that the independent registered public accounting firm is in fact “independent.”

The Audit Committee

F. Gardner Parker (Chair)
Thomas L. Carter, Jr.
Roger A. Ramsey

Pursuant to SEC Rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

45	CARRIZO OIL & GAS

OTHER ITEMS

Security Ownership of Management and Certain Beneficial Owners

The table below sets forth information as of March 31, 2016, unless otherwise indicated, concerning the number of shares of our Common Stock beneficially owned by (1) the only persons known by the Company, based solely on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, to own beneficially in excess of 5% of our Common Stock, and (2) each director, the Chief Executive Officer, the Chief Financial Officer and the other named executive officers whose names appear in the “Summary Compensation Table,” and by all executive officers and directors as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name. As of March 31, 2016, the Company had 58,778,280 shares of Common Stock issued, outstanding, and eligible to vote.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	Percent of Common Stock (rounded)
Directors and Named Executive Officers:
S. P. Johnson IV(2)	650,315	1.1%
Brad Fisher(2)	119,805	*
Gerald A. Morton(2)	70,374	*
David L. Pitts(2)	55,893	*
Richard H. Smith(2)	60,667	*
Steven A. Webster(2)(3)	2,552,180	4.3%
F. Gardner Parker(3)	62,562	*
Roger A. Ramsey(3)	38,450	*
Frank A. Wojtek(3)	29,758	*
Thomas L. Carter, Jr.(3)	43,175	*
Robert F. Fulton(3)	11,500	*
Directors and Executive Officers as a Group (12 persons)(2)(3)	3,703,435	6.3%
BlackRock, Inc.(4)	6,556,312	11.2%
The Vanguard Group(5)	4,324,550	7.4%
Frontier Capital Management Co., LLC(6)	3,375,214	5.7%
*	Less than 1%.
(1)	Except as otherwise noted and pursuant to applicable community property laws, each shareholder has sole voting and investment power with respect to the shares beneficially owned. None of the shares beneficially owned by the named executive officers or directors are pledged as security, except for 47,016 shares that Mr. Smith has pledged to an investment firm as security for a portfolio loan account, 42,228 shares that Mr. Parker has pledged as collateral for a line of credit, and 19,950 shares that Mr. Ramsey has pledged to an investment firm as security for a portfolio loan account. The business address of each named executive officer and director is c/o Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002.
(2)	The table includes shares of Common Stock related to restricted stock units that vest within 60 days of March 31, 2016 as follows: Mr. Johnson — 30,727, Mr. Fisher — 20,199, Mr. Morton — 12,130, Mr. Pitts — 9,863, Mr. Smith — 8,120, and all directors and executive officers as a group — 82,571.
(3)	This table includes shares of Common Stock related to restricted stock units that vest on the earlier to occur of (i) the date of the Annual Meeting and (ii) June 30, 2016 as follows: Mr. Webster — 6,400, Mr. Parker — 5,450, Mr. Ramsey —4,600, Mr. Carter — 3,950, Mr. Fulton — 3,500, and Mr. Wojtek — 2,800.
(4)	Based solely on a Schedule 13G/A filed with the SEC on January 8, 2016, BlackRock, Inc. reported sole voting power over 6,433,607 shares and sole dispositive power over 6,556,312 shares. The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(5)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group reported sole voting power over 74,581 shares, shared voting power over 2,600 shares, sole dispositive power over 4,250,569 shares and shared dispositive power over 73,981 shares. The address of the principal business office of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(6)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2016, Frontier Capital Management Co., LLC reported sole voting power over 1,992,824 shares and sole dispositive power over 3,375,214 shares. The address of the principal business office of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, Massachusetts 02110.

2016 PROXY STATEMENT	46

OTHER ITEMS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s named executive officers and directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes of ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company’s officers and directors regarding their compliance with the filing requirements, the Company believes that during the fiscal year ended December 31, 2015, all reports required by Section 16(a) to be filed by its directors, named executive officers and greater than 10% beneficial owners of our Common Stock were filed on a timely basis.

47	CARRIZO OIL & GAS

OTHER ITEMS

Related Party Transactions

The Audit Committee Charter provides that the Audit Committee will review all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K for potential conflicts of interest. Transactions involving potential conflicts of interest may also be reviewed by special committee of the Company’s independent directors. In addition, our Code of Ethics and

Business Conduct requires that directors and officers and other employees disclose possible conflicts of interest to their supervisor or other senior management personnel, if appropriate, so that necessary steps may be taken to eliminate the conflict or initiate other preventative or appropriate action.

Avista Marcellus Shale Joint Venture

Effective August 2008, our wholly-owned subsidiary, Carrizo (Marcellus) LLC, entered into a joint venture with ACP II Marcellus LLC (“ACP II”), an affiliate of Avista Capital Partners, LP, a private equity fund (Avista Capital Partners, LP, together with its affiliates, “Avista”). The Avista Marcellus joint venture continues and covers acreage primarily in West Virginia and New York. Pursuant to the terms of an amended participation agreement, the areas of mutual interest with Avista have been reduced to specified halos around existing Avista Marcellus joint venture properties.

We serve as operator of the properties covered by the Avista Marcellus joint venture. We conducted no material activity under the Avista Marcellus joint venture during 2015 and do not currently expect to conduct any material activity in 2016.

Avista Utica Joint Venture

Effective September 2011, our wholly-owned subsidiary, Carrizo (Utica) LLC, entered into a joint venture in the Utica Shale with ACP II, which is also our joint venture partner in the Avista Marcellus Shale joint venture described above, and ACP III Utica LLC (“ACP III”), affiliates of Avista. During the term of the Avista Utica joint venture, the joint venture partners acquired and sold acreage and we exercised options under the Avista Utica joint venture agreements to acquire acreage from Avista. The Avista Utica joint venture agreements were terminated on October 31, 2013 in connection with our purchase of certain ACP III assets. After giving effect to this transaction, we and Avista remain working interest partners and we now operate the jointly owned properties which are now subject to standard joint operating agreements. The joint operating agreements with Avista provide for limited areas of mutual interest around our remaining jointly owned acreage.

Related party receivables on the Company’s consolidated balance sheets to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 included $2.4 million, representing the net amounts ACP II and ACP III owes the Company related to activity within the Avista Marcellus and Avista Utica joint ventures.

Our Relationship with Avista

Steven A. Webster, Chairman of our Board of Directors, serves as Co-Managing Partner and President of Avista Capital Holdings, LP, which entity has the ability to control Avista and its affiliates. As previously disclosed, we have been a party to prior arrangements with affiliates of Avista Capital Holdings LP. The terms of the joint ventures with Avista in the Utica Shale and the Marcellus Shale were approved by a special committee of the Company’s independent directors. In determining whether to approve or disapprove a transaction, such special committee has generally in transactions since the beginning of the 2012 fiscal year, determined whether the transaction is desirable and in the best interest of the Company. The special committee has also applied standards under relevant debt agreements, if required.

2016 PROXY STATEMENT	48

OTHER ITEMS

Certain Other Matters Regarding Mr. Webster

We paid Mr. Webster nothing in 2015 and $706 and $11,647 in 2014 and 2013, respectively, in overriding royalties relating to leases we had acquired from him in 2006 under a lease purchase option agreement that expired in 2006. The terms and conditions of the lease purchase option agreement with Mr. Webster were consistent with similar lease purchase option agreements that we entered into with unrelated third parties around the same time as we entered into the agreement with Mr. Webster.

Certain Matters Regarding Mr. Carter

Thomas L. Carter, Jr., a member of our board of directors, and his immediate family members collectively own interests directly and indirectly through entities (the “Black Stone Entities”), which are royalty owners in certain of the Company’s wells in the Eagle Ford. Mr. Carter also serves as an executive officer, general partner or controlling shareholder of the Black Stone Entities and, in some cases, he and his family hold substantial interests in these entities. Over a period of time from October 2011 to January 2014, our wholly-owned subsidiary, Carrizo (Eagle Ford) LLC, acquired certain oil and gas properties in the Eagle Ford from an unrelated third party. Such third party is also a working interest mineral owner in certain of the Company’s wells in the Eagle Ford. In June 2015, the owner and lessor of such properties sold portions of its mineral and working interests to certain of the Black Stone Entities. Following such transaction, Carrizo (Eagle Ford) LLC acquired certain of such working interests and certain oil and gas leases from the Black Stone Entities for an aggregate price of $1.8 million. The terms of the acquisition from the Black Stone Entities in the Eagle Ford Shale were approved by a special committee of the Company’s independent directors. In determining whether to approve or disapprove a transaction, such special committee determined whether the transaction was desirable and in the best interest of the Company.

As the successor owner of the oil and gas properties described above and as a royalty owner in certain other of the Company’s wells in the Eagle Ford, we paid the Black Stone Entities approximately $0.8 million in 2015 in royalties attributable to wells owned by the Company. The terms and conditions of the lease agreements with the Black Stone Entities in which royalty payments are, or may become, due to the Black Stone Entities are generally consistent with the lease agreements that we have entered into with third parties.

49	CARRIZO OIL & GAS

OTHER ITEMS

Shareholder Proposals for the Next Annual Meeting

Rule 14a-8 under the Exchange Act addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in the Company’s proxy statement and form of proxy for the 2017 Annual Meeting of Shareholders must be received by the Company no later than December 5, 2016. However, if the date of the 2017 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2016 Annual Meeting of Shareholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

If a shareholder desires to bring a matter before an annual or special meeting of shareholders and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in the Company’s bylaws. The Company’s bylaws provide generally that shareholders who wish to nominate directors or to bring business before a shareholders’ meeting must notify the Company and provide certain pertinent information at least 80 days before the meeting date (or within ten days after public announcement pursuant to the Company’s bylaws of the meeting date, if the meeting date has not been publicly announced more than 90 days in advance). If the date of the 2017 Annual Meeting of Shareholders is the same as the date of the 2016 Annual Meeting of Shareholders, shareholders who wish to nominate directors or to bring business before the 2016 Annual Meeting of Shareholders must notify the Company no later than February 26, 2017.

A copy of the Company’s bylaws setting forth the requirements for the nomination of director candidates by shareholders and the requirements for proposals by shareholders may be obtained by submitting a request to the Company’s Corporate Secretary at the Company’s principal executive offices, 500 Dallas, Suite 2300, Houston, Texas 77002. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy materials.

Proxy Solicitation and Expenses

The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy materials will be borne by us. Proxies may be solicited by personal interview, mail, telephone, facsimile, internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. We have also retained Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut

06902, to aid in the solicitation of proxies. We expect to pay Morrow & Co., LLC approximately $9,500, plus expenses. Arrangements also may be made with brokers, banks, fiduciaries, custodians, or other nominees for the forwarding of proxy materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of proxy materials.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

The SEC permits a single set of the annual report and proxy statement or Notice of Internet Availability of Proxy Materials to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokers and other nominees have instituted householding.

As a result, if you hold your shares through a broker or other nominee and you reside at an address at which two or more shareholders reside, you will likely be receiving only one set of the annual report and proxy statement or Notice of Internet Availability of Proxy Materials unless any shareholder at that address has given the broker or other nominee contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate set of the annual report and proxy statement or Notice of Internet Availability of Proxy Materials in the future, that shareholder should contact their broker or other nominee. Shareholders of record should send a request to the Company’s Corporate Secretary at the Company’s principal executive offices, 500 Dallas, Suite 2300, Houston, Texas 77002, telephone number (713) 328-1000.

2016 PROXY STATEMENT	50

OTHER ITEMS

Forward Looking Statements

This proxy statement contains statements, including in “Compensation Discussion and Analysis” concerning our intentions, expectations, projections, assessments of risks, beliefs, plans or predictions and underlying assumptions and other statements that are not historical facts that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking rely on assumptions and involve risks and uncertainties, many of which are beyond our control, including, but not limited to, those relating to a worldwide economic downturn, availability of financing, our dependence on our exploratory drilling activities, the volatility of and changes in oil and gas prices, the need to replace reserves depleted by production, operating risks of oil and gas operations, our dependence on our key personnel, and other factors detailed herein and under Part I, “Item 1A. Risk Factors” and in other sections of our most recent annual report on Form 10-K and in other filings with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

51	CARRIZO OIL & GAS

ANNEX A

Non-GAAP Financial Measures

This proxy statement contains measures which may be deemed “non-GAAP financial measures” as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended. We present adjusted earnings before interest, income tax, depreciation, depletion and amortization, and other items (“Adjusted EBITDA”) for the years ended December 31, 2015 and 2014. We believe Adjusted EBITDA may provide investors and analysts useful information relative to the valuation, comparison, rating and investment recommendations of companies in the oil and gas industry. Adjusted EBITDA is a financial measure commonly used in the oil and gas industry and should not be considered in isolation or as a substitute for income from continuing operations or any other measure of a company’s financial performance or profitability presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Because Adjusted EBITDA excludes some, but not all, items that affect income from continuing operations, the Adjusted EBITDA presented in this proxy statement may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measure, income from continuing operations, and information reconciling the GAAP and non-GAAP financial measures is provided in the table below.

Reconciliation of Income From Continuing Operations (GAAP)
to Adjusted EBITDA (Non-GAAP)
(In thousands)

For the Years Ended December 31,
	2015	2014
Income (Loss) From Continuing Operations	($1,157,885)	$222,283
Income tax expense (benefit)	(140,875)	127,927
Income (loss) from continuing operations before income taxes	(1,298,760)	350,210
Depreciation, depletion and amortization	300,035	317,383
Interest expense, net	69,195	53,171
Non-cash (gain) loss on derivatives, net	95,035	(215,436)
Non-cash general and administrative expense, net	15,794	25,878
Impairment of oil and gas properties	1,224,367	—
Loss on extinguishment of debt	38,137	—
Other expense, net	11,276	2,150
Adjusted EBITDA	$455,079	$533,356

2016 PROXY STATEMENT	A-1

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E04001-P76400 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARRIZO OIL & GAS, INC.

The Board of Directors recommends you vote FOR ALL the following Nominees:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐	______________

Nominees

01) S.P. Johnson IV
02) Steven A. Webster
03) Thomas L. Carter, Jr.
04) Robert F. Fulton
05) F. Gardner Parker
06) Roger A. Ramsey
07) Frank A. Wojtek

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers	☐	☐	☐
3. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Company's Notice of Annual Meeting of Shareholders, Proxy Statement and 2015 Annual Report to Shareholders are available on the Internet at www.proxyvote.com.

E04002-P76400

CARRIZO OIL & GAS, INC.
Annual Meeting of Shareholders
May 17, 2016 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gerald A. Morton and Marcus G. Bolinder, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CARRIZO OIL & GAS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, CDT on May 17, 2016, at Two Allen Center, The Forum, located at 1200 Smith Street, 12th Floor, Houston, Texas 77002, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Change/Comments: ______________________________

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side